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TABLE OF CONTENTS

FILED PURSUANT TO RULE 424(b)(5)
Registration No. 333-125677

Subject to Completion, dated January 16, 2007

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated July 1, 2005)

9,200,000 Shares

Edge Petroleum Corporation
Common Stock
$             per share

        We are offering 9,200,000 shares of our common stock in this offering pursuant to this prospectus supplement and the accompanying prospectus.

        We recently entered into agreements to acquire oil and natural gas properties from Smith Production Inc. We intend to use the net proceeds we receive from this offering, together with the net proceeds we expect to receive from a concurrent offering of our preferred stock and borrowings under our proposed new revolving credit facility, to finance the acquisition. The closing of the acquisition is, however, subject to a number of closing conditions, and the completion of this offering and the concurrent offering of our preferred stock are not conditioned on the closing of the acquisition. If the acquisition is not completed in full or at all, we expect to use the remaining net proceeds of this offering to repay any then outstanding indebtedness under our existing credit facility, to fund our drilling program, to fund possible other acquisitions and for general corporate purposes. This offering and the concurrent offering of our preferred stock are not contingent upon one another.

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "EPEX." On January 12, 2007, the last reported sale price of our common stock on the NASDAQ Global Select Market was $16.36 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-19 of this prospectus supplement and on page 4 of the accompanying prospectus.

	Per Share	Total
Price to the public	$	$
Underwriting discount	$	$
Proceeds to us	$	$

        We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 1,380,000 additional shares within 30 days following the date of this prospectus supplement to cover over-allotments.

        Delivery of the shares of common stock will be made on or about January     , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

RAYMOND JAMES    JPMORGAN
Joint Bookrunners

Johnson Rice & Company L.L.C.    SunTrust Robinson Humphrey
BMO Capital Markets

The date of this prospectus supplement is January    , 2007.

(1)
Edge estimated December 2006 production assumes that the now completed Kerr McGee acquisition was effective on December 1, 2006.

(2)
Pro forma assumes the pending Smith acquisition and the now completed Kerr McGee acquisition were effective on December 1, 2006.

        This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the Securities and Exchange Commission ("SEC"). Under the shelf registration process, we may offer from time to time our securities up to an aggregate amount of $390,000,000. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our common stock being offered and other information you should know before investing. This prospectus supplement also adds, updates, and changes information contained in or incorporated by reference in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under "Where You Can Find More Information" before investing in shares of our common stock.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying prospectus, as the case may be, and any information incorporated by reference is current only as of the date of the document incorporated by reference.

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SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety before making an investment decision, including the information set forth under the heading "Risk Factors" in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. You should also consult with your own legal and tax advisors. Unless otherwise indicated, this prospectus supplement assumes no exercise of the underwriters' over-allotment option under this offering or the concurrent offering of our preferred stock. References to "Edge," "we," "us," "our" and similar terms refer to Edge Petroleum Corporation and its consolidated subsidiaries, unless the context requires otherwise. Certain terms used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference that relate to the oil and natural gas industry are defined in Annex A. See "Annex A—Glossary of Terms." The estimates of proved oil and natural gas reserves of Edge at December 31, 2003, 2004 and 2005 included in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference are based upon the reports of Ryder Scott Company, L.P. ("Ryder Scott") and W. D. Von Gonten & Co. ("WDVG"), independent consulting petroleum engineers. The estimates of proved oil and natural gas reserves of Edge at December 31, 2006, which include the Kerr McGee assets (as defined below) acquired on December 28, 2006, are based on our internal estimates, but we expect to receive reports of Ryder Scott and WDVG on such estimates on or around January 19, 2007. The estimates of proved oil and natural gas reserves of the Smith assets (as defined below) are derived from our internal estimates, which have been the subject of an oversight review letter of Ryder Scott attached as Annex B to this prospectus supplement. We have included various pro forma numbers throughout this prospectus supplement. Such pro forma information is for illustrative purposes only and should not be viewed as indicative of future results.

General

        Edge Petroleum Corporation is an independent oil and natural gas company engaged in the exploration, development, acquisition and production of crude oil and natural gas properties in the United States. As of December 31, 2006, our estimated proved reserves were approximately 102 Bcfe, of which 75% were natural gas and 77% were proved developed. Approximately 70% of our estimated proved reserves at December 31, 2006 are located in south Texas, our largest core area of operations. Our other acreage and proved reserves are located in south Louisiana, the Permian Basin in southeast New Mexico, the Mississippi Interior Salt Basin and the Fayetteville Shale in Arkansas. We also have a substantial undeveloped leasehold position in the emerging Floyd Shale play in Mississippi and Alabama.

        We have recently announced two acquisitions that will substantially increase our reserve base and operations in our core area of south Texas and will establish a new core area of operations for us in southeast Texas. On December 28, 2006, we acquired assets consisting primarily of additional 44% to 50% working interests in the Chapman Ranch Field in Nueces County, Texas (in which we already owned 44% to 50% working interests as a result of two prior acquisitions in late 2005) from Kerr McGee Oil and Gas Onshore LP, a subsidiary of Anadarko Petroleum Corporation, or Kerr McGee, for approximately $25 million. We refer to this acquisition as the Kerr McGee acquisition and refer to the assets acquired as the Kerr McGee assets. We also obtained operational control of our existing and acquired working interests in the Chapman Ranch Field. During the fourth quarter of 2006, we also entered into two purchase and sale agreements to acquire oil and natural gas assets in south and southeast Texas and option and leasehold rights in an approximate 95 square mile exploration area in south Texas, known as the Mission project area, from Smith Production Inc., or Smith, for approximately $385 million, before specified purchase price adjustments. Separately, we expect to acquire option and leasehold rights in two additional exploration areas from Smith for approximately

$10 million. We refer collectively to the pending acquisitions from Smith as the Smith acquisition and refer to the assets expected to be acquired as the Smith assets. In aggregate, we expect to pay approximately $395 million for the Smith assets, before specified purchase price adjustments. We expect the Smith acquisition to close on or about January 31, 2007, subject to the satisfaction of various closing conditions.

        The Kerr McGee assets accounted for approximately 9 Bcfe of estimated proved reserves as of December 31, 2006 and averaged an estimated 3 MMcfe per day of production during December 2006. The Smith assets accounted for approximately 123 Bcfe of estimated proved reserves as of December 31, 2006 and averaged an estimated 37 MMcfe per day of production during December 2006.

        At December 31, 2006, pro forma for the Smith acquisition, our estimated net proved reserves were 225 Bcfe, of which 78% were natural gas and 70% were proved developed. During December 2006, our estimated daily production, on a pro forma basis for the Smith acquisition and the Kerr McGee acquisition, averaged 81 MMcfe.

        The table below sets forth (a) estimated production for the month ended December 31, 2006 for (1) Edge, (2) the Kerr McGee assets, (3) the Smith assets and (4) Edge on a pro forma basis for the Smith assets and the Kerr McGee assets; and (b) the estimated proved reserves at December 31, 2006 for (1) Edge, (2) the Smith assets, and (3) Edge on a pro forma basis with the Smith assets.

        The pro forma estimated production information assumes that the Kerr McGee acquisition and the Smith acquisition were effective on December 1, 2006. The pro forma estimated proved reserve information assumes that the Smith acquisition was effective on December 31, 2006. The pro forma information in the following table is presented for illustrative purposes only. The results may have been different if we had owned or had acquired the Kerr McGee assets or the Smith assets on any of such dates, as applicable, and the information does not purport to indicate the future results that we will experience. The closing of the Smith acquisition is subject to certain closing conditions, and we may not be able to successfully complete the Smith acquisition. Note that the pro forma production information for the month ended December 31, 2006 includes the Kerr McGee assets but our pro forma financial information and operating data for the year ended December 31, 2005 and the nine months ended September 30, 2006 included elsewhere in this prospectus supplement does not give effect to the Kerr McGee acquisition.

	Estimated Production				Estimated Proved Reserves
	Month Ended December 31, 2006				As of December 31, 2006
	Average Daily Production (MMcfe/day)		% Natural Gas(1)		Total (Bcfe)		% Developed		% Natural Gas
Edge	41	(2)	85	(2)	102		77		75
Kerr McGee assets	3	(2)	81	(2)	—	(3)	—	(3)	—	(3)
Smith assets(4)	37		79		123		64		81
Pro forma total	81		83		225		70		78

(1)
Includes natural gas liquids.

(2)
Edge estimated production includes production from the Kerr McGee assets from December 28, 2006, the date we acquired the assets, through December 31, 2006. Kerr McGee assets estimated production includes production from the assets from December 1, 2006 to December 27, 2006.

(3)
Because we acquired the Kerr McGee assets prior to December 31, 2006, these assets are included in the estimated proved reserves for Edge as of December 31, 2006.

(4)
Estimated proved reserves of the Smith assets are derived from our internal estimates. The estimated proved reserve information for the Smith assets has been the subject of an oversight review letter by Ryder Scott, which is attached as Annex B to this prospectus supplement.

Recent Kerr McGee Acquisition and Pending Smith Acquisition

        Recent Kerr McGee Acquisition.    On December 28, 2006, we completed an acquisition of certain working interests in the Chapman Ranch Field from Kerr McGee Oil and Gas Onshore LP for approximately $25 million. In late 2005, we acquired working interests in this field, including interests in seven producing wells, ranging from approximately 44% to 50%. In the Kerr McGee acquisition, we acquired an additional 44% to 50% working interest in the same wells in the field, and acquired two additional wells, bringing our working interests in those Chapman Ranch properties, including a total of nine producing wells, to 88% to 100%. We also assumed operatorship of the Chapman Ranch Field following the closing of the acquisition. We estimated, as of December 31, 2006, that the Kerr McGee assets had approximately 9 Bcfe of estimated proved reserves, of which approximately 30% were proved developed, and approximately 3 MMcfe of average estimated daily production for December 2006, of which approximately 81% was natural gas. We financed the acquisition with borrowings under our existing credit facility.

        Pending Smith Acquisition.    In the fourth quarter of 2006, we entered into two purchase and sale agreements with Smith Production Inc. relating to our purchase of certain oil and natural gas properties and other assets located in 13 counties in south and southeast Texas as well as a 25% working interest in an exploration venture in the Mission project area in which Smith will be the operator. We agreed to pay approximately $385 million for these assets. Separately, we expect to enter into agreements to acquire working interests of 12.5% and 25.0% in two additional exploration ventures in which Smith will be the operator for approximately $10 million, for a total of $395 million.

        As of December 31, 2006, the Smith assets contained approximately 123 Bcfe of estimated proved reserves, which were 81% natural gas and 64% proved developed. These estimated reserves constituted 55% of our pro forma estimated proved reserves with the Smith assets as of December 31, 2006. In December 2006, these properties produced an estimated average of approximately 37 MMcfe of net daily production, of which 79% was natural gas. Upon completion of the Smith acquisition, our average working interest in these properties will be approximately 64%, and we expect to be the operator of approximately 97% of the total acquired production. In total, the Smith assets include approximately 150 gross producing wells (74 net) and an ownership interest in approximately 17,000 gross and 12,250 net developed acres and 56,000 gross and 16,000 net undeveloped acres of leasehold, all as of December 31, 2006. Based on the estimated proved reserves of the Smith assets as of December 31, 2006 and the annualized estimated average daily production of the Smith assets during December 2006 of 37 MMcfe, the Smith assets have a reserve to production ratio of approximately nine years.

        The south Texas properties to be acquired are in 13 active fields with prospects mainly in Vicksburg and Wilcox sands at depths ranging between 5,000 and 16,000 feet. The south Texas properties had total estimated proved reserves of approximately 92 Bcfe as of December 31, 2006, of which 70% were proved developed and 80% were natural gas. These properties include 116 producing wells, 52 recompletion opportunities and multiple proved undeveloped locations.

        The two largest fields in the south Texas properties in terms of estimated proved reserves are the Flores/Bloomberg Field in Hidalgo County (approximately 50% to 60% of total) and the Muy Grande Field in Duval County (approximately 15% to 20% of total). The Smith properties include a 40% working interest in properties located in the Flores/Bloomberg Field. This field has multiple, stacked Vicksburg reservoirs with established production from nine zones and prospects mostly at depths of 5,000 to 12,000 feet. These properties include 57 producing wells, over 30 recompletion opportunities, multiple proved undeveloped locations and potential infill drilling opportunities with potential downspacing to 20-acre spacing from the current 40-acre spacing.

        The Muy Grande Field in Duval County (100% working interest for properties in this field) contains multiple Wilcox reservoirs with established production from three zones and prospects mostly at depths from 9,000 to 16,000 feet. These properties include 11 producing wells, nine recompletion opportunities and multiple proved undeveloped locations.

        The southeast Texas properties to be acquired are in 10 active fields that are primarily in Liberty County. Prospects in this area are mainly in the Yegua, Cook Mountain and Wilcox sands at depths ranging mostly between 8,000 and 15,000 feet. The southeast Texas properties had total estimated proved reserves of approximately 31 Bcfe as of December 31, 2006, of which 47% were proved developed and 83% were natural gas. The South Hardin Field contains approximately 68% of these estimated proved reserves, primarily in the Wilcox trend. These properties include 34 producing wells, five recompletion opportunities and multiple proved undeveloped locations.

        In addition to the properties and related acreage, we will acquire from Smith certain gathering facilities and ownership of approximately 13 miles of natural gas gathering pipelines and related infrastructure serving certain producing assets in southeast Texas. The pipeline system transports what will, after closing of the acquisition, be our natural gas as well as third-party natural gas.

        We will also acquire 25% of Smith's option and leasehold rights in an approximate 95 square mile 3-D exploration area with approximately 30,000 gross acres of leases and options located in the Mission project area in Hidalgo County in south Texas, with a primary focus on the Vicksburg formation.

        Separately, we expect to enter into an agreement to acquire a 12.5% working interest in an approximate 160 square mile 3-D exploration area with approximately 55,000 gross acres of leases and options located in the Yates Ranch/Hostetter project area in McMullen and Duval Counties in south Texas. The 160 mile 3-D area increases our exposure to the Middle and Deep Wilcox trend. Furthermore, this venture will allow us to participate in a proposed additional 3-D shoot covering approximately 120 square miles near the Yates Ranch within the Wilcox trend. We also expect to enter into an agreement to acquire 25% of Smith's option and leasehold rights in an approximate 105 square mile 3-D exploration area with approximately 60,000 gross acres of leases and options in Newton County in southeast Texas and Beauregard Parish, Louisiana with a focus on prospects in the Frio, Yegua and Wilcox formations at depths ranging between 4,000 and 10,000 feet. We expect these ventures to close concurrently with the Smith acquisition.

        We expect to finance the Smith acquisition and refinance our existing revolving credit facility with the net proceeds from this offering and the concurrent preferred stock offering described under "Proposed Financing—Pending Offering of Preferred Stock" below and borrowings under our proposed new revolving credit facility. If we do not complete the concurrent preferred stock offering or if the net proceeds are otherwise not sufficient, we expect to use borrowings under the proposed new bridge loan facility to fund the remaining portion of the purchase price.

        Benefits of the Recent Kerr McGee Acquisition and the Pending Smith Acquisition.    We believe that the Kerr McGee acquisition and the Smith acquisition are consistent with our stated business strategy and offer the following benefits:

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  Increased presence in south Texas, our largest core area.    The large majority of the properties being acquired are in south Texas, which is our largest core area. Approximately 70% of our estimated proved reserves at December 31, 2006 and 77% of our estimated December 2006 production, on a pro forma basis for the Kerr McGee acquisition, were in south Texas. Furthermore, 63% of our wells drilled in 2006 were completed in south Texas, with an apparent success rate of 76%. We operated approximately 34% of such estimated December 2006 production in south Texas. Another 52% of such estimated December 2006 production in south Texas is attributable to non-operated properties in which we have an average 68% working interest, conduct substantially all of the related geological and geophysical work and have significant influence over the timing of drilling. Our significant presence in south Texas and our detailed knowledge of the geological and geophysical attributes of the area have allowed us to build a strong track record of drilling success and exploitation of prior acquisitions in the area.

  •
  Potential cost savings and greater access to oilfield services.    We expect to generate cost savings from our ability to apply our extensive knowledge base regarding south Texas to exploit drilling opportunities in a cost effective manner and from economies of scale, specifically our ability to share equipment, services and personnel due to the overlapping locations of south Texas properties and general and administrative cost savings. As a larger customer following the Smith acquisition, we also believe that we will be able to obtain greater access and make longer commitments to oilfield service providers.

  •
  Increased operatorship.    We expect to operate approximately 97% of our acquired production from the Smith assets, which will increase our operatorship from approximately 46% to approximately 68% during December 2006 on a pro forma basis for the Smith and Kerr McGee acquisitions. We believe operatorship of these assets will give us the ability to exercise greater control over timing of drilling and costs and therefore make our production, revenue and expenses more predictable. Furthermore, operatorship gives us the ability to more fully utilize our technical expertise in the region.

  •
  Longer reserve life.    Our estimated proved reserves at December 31, 2006 of approximately 102 Bcfe include our recent acquisition of the Kerr McGee assets. Based on these estimated reserves and our annualized estimated December 2006 production, pro forma for the Kerr McGee assets, of approximately 16 Bcfe, our reserve to production ratio was approximately six years. Based on our estimated proved reserves of approximately 225 Bcfe at December 31, 2006, pro forma for the Smith acquisition, and based on the annualized estimated December 2006 production of Edge, pro forma for the Kerr McGee assets and the Smith assets, of approximately 30 Bcfe, our pro forma reserve to production ratio increases from six years to eight years. This increase in our reserve life reflects the significant increase in our drilling inventory due to the recompletion opportunities and proved undeveloped locations associated with the Smith assets as well as the generally longer reserve life of the Smith properties compared to our current property base.

  •
  Potential upside.    We have identified potential exploratory well upside opportunities in the main fields covered by the Smith assets and the Kerr McGee assets, and we believe there is unidentified upside in the exploration ventures with Smith in the Mission, Yates Ranch/Hostetter and Newton County project areas and in the potential infill drilling opportunities in the Flores/Bloomberg field. Accordingly, we believe that these acquisitions are consistent with our strategy of seeking acquisitions of proven properties with potential exploration and exploitation upside.

  •
  New growth platform in southeast Texas.    The Smith acquisition also provides us with a new operational area in southeast Texas. We believe that southeast Texas could provide us with another growth platform with recompletion, proved undeveloped, and other exploitation and exploration opportunities.

Proposed Financing

        Pending Offering of Preferred Stock.    We are concurrently offering 2,000,000 shares of Series A cumulative convertible perpetual preferred stock (plus up to 300,000 additional shares subject to the underwriters' over-allotment option) pursuant to our existing shelf registration statement. Each share of preferred stock will be entitled to cumulative dividends of $            payable quarterly, when, and if declared by our board of directors. Each share of preferred stock may be converted at any time, at the option of the holder into approximately        shares of our common stock based upon an initial conversion price of $            per common share, subject in each case to specified adjustments. The offering is expected to close concurrently with this offering and provide net proceeds of approximately

$96 million. This offering and the concurrent preferred stock offering are not contingent upon each other. See "The Acquisitions—Proposed Financing—Pending Offering of Preferred Stock" for more information.

        Proposed New Credit Facilities.    In connection with the Smith acquisition, we have received a commitment letter from Union Bank of California in which it has committed to act as exclusive administrative agent for:

  •
  a senior, first lien secured borrowing base revolving credit facility for us and certain of our subsidiaries in an amount equal to $750 million, of which only $320 million will be available under the borrowing base established at the closing of the facility, with a letter of credit sublimit of $20 million, and

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  a $250 million senior, second lien secured bridge loan facility (collectively, the "Proposed Credit Facilities").

        The Proposed Credit Facilities are intended, together with the net proceeds from this offering and the concurrent preferred stock offering, to enable us to fund the Smith acquisition, refinance our existing credit facility and have sufficient additional availability under the proposed revolving credit facility to fund our near term operations. We do not expect to enter into the bridge loan facility if we raise funds of at least $200 million in this offering and the concurrent preferred stock offering. If we raise less than $200 million in this offering and the concurrent preferred stock offering, we would expect to subsequently seek a second lien term loan from the lenders under the Proposed Credit Facilities. The commitment of the lenders for the Proposed Credit Facilities is subject to, among other things, the completion of all legal and business due diligence in the lenders' sole discretion, our concurrent completion of the Smith acquisition, our entry into certain hedging arrangements for oil and natural gas satisfactory to the lenders, the negotiation and execution of definitive credit documentation, our maintenance of a minimum amount of liquidity of $25 million, the satisfaction of the lenders with respect to title to at least 80% of our oil and gas properties which are categorized as "proved, developed and producing" and title to at least 80% of our properties categorized as "total proved," in each case after the Smith acquisition, and certain other specified terms and conditions. We may not be able to enter into definitive credit documentation on the terms described or at all, and, if we do not, we may not be able to complete the Smith acquisition. See "Risk Factors—Risks Relating to the Pending Smith Acquisition and the Recent Kerr McGee Acquisition—We may not complete the Smith acquisition. If we do not complete the Smith acquisition, the net proceeds we receive from this offering will not be used to fund the Smith acquisition and may not be used in a manner as beneficial to us."

Business Strategy

        Our business strategy is based on the following main elements:

  •
  Grow reserves and production through acquisitions and the drilling of a balanced portfolio of prospects.    We seek to maintain a prudent balance between higher risk/reward wells and more moderate risk/reward wells. Over the last three years, we drilled 166 wells (91 net). Of the drilled wells, 145 (78 net) have been completed as apparent successes, for an apparent success rate of approximately 87%. As a result of our acquisitions and drilling program, we have grown production and estimated proved reserves over the last three year period. Production has grown from approximately 8 Bcfe in 2003 to approximately 17 Bcfe in 2006, for a compound annual growth rate of approximately 29%. Also, we have grown estimated proved reserves from approximately 64 Bcfe at year-end 2003 to approximately 102 Bcfe at year-end 2006, for a compound annual growth rate of approximately 17%.

  •
  Seek acquisitions that we believe have upside potential.    We seek acquisitions of producing properties that typically have exploration or exploitation upside potential. As illustrated by the

    Kerr McGee acquisition and the Smith acquisition, we primarily seek properties in our existing core areas or as a means to establish new core areas. We continue to work diligently to identify and evaluate acquisition opportunities with the goal of implementing those that we believe would fit our strategic plan and add stockholder value.

  •
  Integrate technological advances into our exploration, drilling, production operations and administration.    We use advanced technologies as risk-reduction tools in our exploration, developmental drilling and completion activities. Data analysis and advanced processing techniques, combined with our more traditional sub-surface interpretation techniques, allow our team of technical personnel to more easily identify features, structural details and fluid contacts that could be overlooked using less sophisticated data interpretation techniques.

  •
  Maintain a conservative financial structure and control our cost structure.    We believe that a conservative financial structure is crucial to consistent, positive financial results, management of cyclical swings in our industry and the ability to move quickly to take advantage of acquisitions and attractive drilling opportunities. In order to maximize our financial flexibility, we will, over the long term, try to maintain a total debt-to-capital ratio of not more than 40%. At September 30, 2006, our debt-to-total capital ratio was 39.7%. As of September 30, 2006, on a pro forma basis for the Smith acquisition, the Kerr McGee acquisition, this offering, the concurrent preferred stock offering, the entry into the proposed new revolving credit facility on such date and the application of the net proceeds from this offering and the concurrent preferred stock offering as described under "Use of Proceeds," our debt to capital ratio would have been approximately 41.3%.

    Our goal is to fund our ongoing capital expenditures using cash flow from operations, reserving our debt capacity for potential investment opportunities that we believe can profitably add to our drilling program. Part of a sound financial structure is constant attention to costs, both operating and overhead. Over the past several years, we have worked diligently to control our operating and overhead costs and instituted a formal, disciplined capital budgeting process.

Competitive Strengths

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  Low cost operator.    For the nine months ended September 30, 2006, our lease operating expenses before production and ad valorem taxes were $0.52/Mcfe. We believe that this figure compares favorably to our peers and reflects our focus on costs. We believe that maintaining relatively low operating expenses will allow us to maximize profits in higher commodity price environments and to withstand periods of lower commodity prices.

  •
  Geographically focused operations in established, producing basins.    We believe geographic focus is a critical element of success, as evidenced by the location of approximately 72% of our estimated proved reserves at December 31, 2006 in south Texas, pro forma for the Smith acquisition. Long-term success requires detailed knowledge of both geologic and geophysical attributes, as well as operating conditions in the areas in which we operate. As a result, we focus on a select number of geographic areas where our experience and strengths can be applied with a significant influence on the outcome. We believe this focus allows us to manage a growing asset base and add value to additional properties while controlling incremental costs and staffing requirements.

  •
  High drilling success rate.    During 2006, we drilled 52 wells (29 net). Of these wells, 43 (23 net) have been completed or are being completed as apparent successes, for an apparent success rate of approximately 83%. Furthermore, over the last three years, we have achieved an apparent drilling success rate of 87%. We believe that our high drilling success rate reflects our expertise in south Texas as well as our balance of moderate-risk exploitation activities with higher-risk exploration activities.

  •
  Track record of completing and integrating acquisitions.    We have completed and integrated several acquisitions over the last few years. In December 2004, we acquired oil and natural gas properties located in south Texas from Contango Oil & Gas Company. These properties, located primarily in Jim Hogg County, Texas and producing primarily from the Queen City formation, are in a geographic area that has been one of our most active and successful areas of focus in recent years. In November 2005, we acquired Cinco Energy Corporation, whose primary assets were ownership of working interests in oil and natural gas properties located in the Chapman Ranch Field in south Texas, and additional working interests in the same field owned by two other private companies. In December 2006, we acquired additional working interests in the Chapman Ranch Field from Kerr McGee.

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  Experienced management team and high quality workforce.    Our senior management team has been with the Company almost 10 years and has helped us evolve from being focused on prospect generation to being an efficient operator with a balanced portfolio of properties. Our senior management team averages over 25 years of experience in the energy industry and is led by John Elias, who has over 40 years of experience in the oil and natural gas exploration and production business. Prior to joining Edge, Mr. Elias held several senior management positions with Amoco Corporation and Seagull Energy Corporation. We believe we have been successful at attracting talented, experienced employees to our organization, including many with experience at large independent and major integrated energy companies. Furthermore, we reward our employees with performance-based equity compensation. As of December 31, 2006, our directors and executive officers beneficially owned an aggregate of approximately seven percent of our outstanding common stock.

Summary of 2006 Drilling Activity and Operating Results

        The pace of our 2006 drilling operations was adversely impacted in large part by drilling delays on our nonoperated properties in the Chapman Ranch Field and shortages of oilfield services and qualified personnel. Although partially offset by the effect of the Kerr McGee acquisition, these factors, along with some disappointments in our drilling program (such as the drilling of three dry holes on proved undeveloped properties and the deferment of portions of our drilling program targeting potential new reserves because of drilling delays on the Chapman Ranch properties, the shortages of oilfield services and falling natural gas prices), resulted in a slight decrease in our estimated proved reserves at December 31, 2006 (approximately 102 Bcfe) compared to December 31, 2005 (approximately 103 Bcfe). We do not expect to encounter similar delays on our Chapman Ranch properties now that we have assumed operatorship.

        Despite these disappointments in 2006, we have grown our estimated proved reserves over the three years 2004 through 2006 from approximately 64 Bcfe to approximately 102 Bcfe, for a compound annual growth rate of 17% with a three-year average reserve replacement ratio of 196%. Our reserve replacement ratio was 308%, 184% and 97% for the years ended December 31, 2004, 2005 and 2006, respectively. Our estimated total reserve additions from all sources (revisions, acquisitions, extensions and discoveries) for the past three years were approximately 84 Bcfe, of which 49% were related to acquisitions. See "Reserve Replacement Ratio" below.

        With our acquisition of the Kerr McGee assets and our pending Smith acquisition, we believe that we will benefit from a significant increase in our operated properties (including Chapman Ranch) and will be able to more easily access oilfield services through both short-term and longer-term commitments. Accordingly, we intend to pursue an aggressive 2007 drilling schedule and to continue our pursuit of acquisitions with a goal of achieving significant reserve growth through both the drill bit and acquisitions. Upon completion of the Smith acquisition, which is anticipated to close on January 31, 2007, we intend to drill between 80 and 90 wells (37 and 42 net, respectively) in 2007, and we estimate capital spending for drilling for the year to be from $95 million to $110 million. If we do not complete the Smith acquisition, we intend to drill between 50 and 60 wells (25 and 30 net, respectively) in 2007, and we estimate capital spending for drilling for the year would be from $65 million to $75 million.

        During 2006, we drilled 52 wells (29 net), of which 83% were apparent successes. Below is a summary of all of our primary areas of operations, including our 2006 drilling results by area and our preliminary allocation of our planned drilling expenditures for 2007.

        Our estimated December 2006 production described below includes our historical production for December 2006 plus production related to the Kerr McGee assets for the entire month of December.

South Texas

        Approximately 70% of our estimated proved reserves at year-end 2006 and 77% of our estimated December 2006 production were in south Texas. On a pro forma basis for the Smith acquisition, approximately 72% of our estimated proved reserves at year-end 2006 were in this area; and on a pro forma basis for the Smith acquisition and the Kerr McGee acquisition, approximately 68% of our estimated December 2006 production was in this area. Our areas of focus in this region were predominantly in the Wilcox, Queen City, Vicksburg and Frio producing trends. In 2006, we drilled 33 wells (22 net) in this region, of which 76% were apparently successful. The majority of these wells were in the Queen City project area. Upon completion of the Smith acquisition, we anticipate that 50% to 60% of our 2007 drilling capital expenditures will be in south Texas, with our primary areas of focus being the Flores/Bloomberg Field (Vicksburg), the Chapman Ranch Field (Frio), the Muy Grande Field (Wilcox) and the Queen City project area.

Southeast Texas

        Upon completion of the Smith acquisition, southeast Texas will be established as a new core area of operations for us. We do not currently have any reserves in this area. Our properties in this region would be spread among 10 active fields, most of which are located in Liberty County. The South Hardin Field in Liberty County contained approximately 68% of our estimated proved reserves in this area as of December 31, 2006, on a pro forma basis for the Smith acquisition. On a pro forma basis for the Smith acquisition, approximately 14% of our estimated proved reserves at year-end 2006 were in the southeast Texas area; and on a pro forma basis for the Smith acquisition and the Kerr McGee acquisition, approximately 20% of our estimated December 2006 production was in this area. Upon completion of the Smith acquisition, we anticipate that 8% to 10% of our 2007 drilling capital expenditures will be in southeast Texas.

Mississippi Interior Salt Basin

        As of December 31, 2006, we owned an interest in 21,171 gross (8,713 net) acres in the Mississippi Interior Salt Basin area. We acquired reserves and production in the Mississippi Interior Salt Basin in south central Mississippi as part of our 2003 merger with Miller Exploration Company, or Miller. The primary producing horizons in the Mississippi Interior Salt Basin around the Miller properties include the Hosston, Sligo, Rodessa and James Lime sections. Approximately 15% of our estimated proved reserves at year-end 2006 and 7% of our estimated December 2006 production were in this area. On a pro forma basis for the Smith acquisition, approximately 7% of our estimated proved reserves at year-end 2006 were in this area; and on a pro forma basis for the Smith acquisition and the Kerr McGee acquisition, approximately 4% of our estimated December 2006 production was in this area. In 2006, we drilled one well (0.7 net) in this area, which was successful. Upon completion of the Smith acquisition, we anticipate that 15% to 20% of our 2007 drilling capital expenditures will be in the Mississippi Interior Salt Basin.

Permian Basin—Southeast New Mexico

        We established a new core area in southeast New Mexico through an alliance with two private companies in 2003, and we earned our interests in this area through a drilling obligation that we fulfilled during 2004 and 2005. The objectives in this area are shallow oil in the Yeso, San Andres, Queen and Grayburg formations, and deep natural gas in the Atoka and Morrow formations. Additional objectives are the Strawn, Cisco, Wolfcamp and Devonian formations. Approximately 7% of our estimated proved reserves at year-end 2006 and approximately 14% of our estimated December 2006 production were in this area. On a pro forma basis for the Smith acquisition and the Kerr McGee acquisition, approximately 3% of our estimated proved reserves at year-end 2006 were in this area; and on a pro forma basis for the Smith acquisition and the Kerr McGee acquisition, approximately 7% of our estimated December 2006 production was in this area. In 2006, we drilled 16 wells (5.6 net) in this area, of which 94% were successful. Upon completion of the Smith acquisition, we anticipate that 2% to 3% of our 2007 drilling capital expenditures will be in this area.

South Louisiana

        Our properties in south Louisiana are primarily located in Acadia, Calcasieu, Lafayette, St. Landry and Vermilion Parishes. Approximately 9% of our estimated proved reserves at year-end 2006 and 2% of our estimated December 2006 production were in this area. On a pro forma basis for the Smith acquisition, approximately 4% of our estimated proved reserves at year-end 2006 were in this area; and on a pro forma basis for the Smith acquisition and the Kerr McGee acquisition, approximately 1% of our estimated December 2006 production was in this area. In 2006, we exercised a preferential right and acquired additional working interests in a well that added approximately 4.9 Bcfe to our estimated proved reserves. We did not drill any wells in 2006, and we do not currently plan to drill any additional wells in south Louisiana in 2007.

Fayetteville Shale—Arkansas

        As of December 31, 2006, we owned an interest in 5,448 gross (4,629 net) undeveloped acres in the Fayetteville Shale play in southcentral Arkansas. In 2006, we drilled two wells (0.9 net), both of which were apparently successful, although not yet producing. In addition, we drilled three additional wells through the vertical section of the hole and are waiting on a different rig to drill the horizontal section. We are an operator in this area and participate in additional wells with Southwestern Energy Company and Chesapeake Energy Corporation acting as operators. Upon completion of the Smith acquisition, we anticipate that 15% to 18% of our 2007 drilling capital expenditures will be in this area.

Floyd Shale—Mississippi and Alabama

        In 2005, we established a position in the emerging Floyd Shale play. As of December 31, 2006, we owned an interest in 44,732 gross (38,340 net) undeveloped acres in the play. We have not drilled any wells and have no production or proved reserves on this acreage. We currently do not have any plans to commence drilling activities in this area during 2007. Our leases generally have sufficient remaining primary terms and renewal provisions such that we can observe surrounding operators further the development of this potential new play while we concentrate our 2007 activities on other areas in our portfolio.

Executive Offices and Website

        Our executive offices are located at 1301 Travis Street, Suite 2000, Houston, Texas 77002. Our main telephone number is 713-654-8960. We maintain a website on the Internet at http://www.edgepet.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

Reserve Replacement Ratio

        We use the reserve replacement ratio, as defined below, as an indicator of our ability to replenish annual production volumes and grow our reserves, thereby providing some information on the sources of future production. We believe that reserve replacement is relevant and useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a means of evaluating the operational performance and to a greater extent the prospects of entities engaged in the production and sale of depleting natural resources. These measures are often used as a metric to evaluate an entity's historical track record of replacing the reserves that it produces. Reserve replacement ratio is calculated by dividing total reserve additions from all sources (revisions, acquisitions, extensions and discoveries) by the actual production for the corresponding period. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. As an annual measure, the ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not consider the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. The ratio does not distinguish between changes in reserve quantities that are developed and those that will require additional time and funding to develop. In that regard, it might be noted that the percentage of our estimated reserves that were developed was 75%, 74% and 77% as of December 31, 2004, 2005 and 2006, respectively.

The Offering

Common stock offered by us	9,200,000 shares
Common stock to be outstanding immediately after the completion of this offering	26,655,755 shares
Use of proceeds
The net proceeds to us from this offering, after deducting underwriter discounts and commissions and our estimated offering expenses, are estimated to be approximately $144 million, using an assumed offering price of $16.36 per share (the closing price of our common stock on January 12, 2007). We intend to use the net proceeds we receive from this offering, together with the estimated $96 million of net proceeds we expect to receive from the concurrent preferred stock offering and $275 million of borrowings under our proposed new revolving credit facility, to finance the Smith acquisition and refinance our existing revolving credit facility. In the event we do not complete the Smith acquisition, or we only acquire a portion of the assets subject to the related purchase and sale agreements, we expect to use the remaining net proceeds to repay any then outstanding indebtedness under our existing revolving credit facility, to fund our drilling program, to fund possible other acquisitions and for general corporate purposes. In the event that we do not complete one or both of this offering and the concurrent preferred stock offering or if the net proceeds are otherwise not sufficient, we intend to fund the Smith acquisition using borrowings under the proposed bridge facility, together with $320 million of borrowings under the proposed new revolving credit facility. If we are unable to enter into definitive credit documentation for, and borrow sufficient funds under, the Proposed Credit Facilities, we may not be able to complete the Smith acquisition. See "Use of Proceeds."
Risk factors
Investing in our common stock involves risks. You should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, see "Risk Factors" beginning on page S-19 of this prospectus supplement and on page 4 of the accompanying prospectus.
NASDAQ Global Select Market symbol	EPEX

        The number of shares of our common stock outstanding immediately after the completion of this offering is based upon 17,455,755 shares of common stock outstanding as of January 12, 2007, and excludes:

  •
  an aggregate of 650,700 shares of common stock issuable upon the exercise of outstanding stock options, all of which were exercisable as of January 12, 2007 with a weighted average price of $5.82 per share;

  •
  457,724 shares of restricted stock granted under our employee benefit plans that have not vested as of January 12, 2007;

  •
  498,546 shares of common stock reserved for additional grants under our employee benefit plans; and

  •
  shares of common stock issuable upon the conversion of the preferred stock being offered concurrently with this offering. For more information, see "The Acquisitions—Proposed Financing—Pending Offering of Preferred Stock."

Summary Historical and Pro Forma Consolidated Financial Data

        The following table sets forth summary historical consolidated financial data of Edge as of and for the periods indicated, and summary pro forma consolidated financial data for the year ended December 31, 2005 and as of and for the nine months ended September 30, 2006. The summary consolidated financial data for the years ended December 31, 2003, 2004 and 2005, and the summary balance sheet data as of December 31, 2003, 2004 and 2005 are derived from our audited financial statements incorporated by reference into this prospectus supplement. The summary consolidated statements of operations and cash flow data for the nine months ended September 30, 2005 and 2006, and the summary balance sheet data as of September 30, 2005 and 2006 are derived from our unaudited financial statements, which, in management's opinion, include all adjustments necessary for the fair presentation of our financial condition as of such date and our results of operations for such periods. Results of operations that were achieved for the nine months ended September 30, 2006 are not necessarily indicative of the results of operations for the entire year or any future period. Certain amounts in prior periods have been reclassified in order to conform to the current period presentation.

        The summary pro forma consolidated financial data set forth below is derived from the unaudited pro forma consolidated financial statements included elsewhere in this prospectus supplement and should be read in conjunction with those statements, including the notes thereto. We expect to ultimately finance the Smith acquisition and refinance our existing credit facility with proceeds from this offering, the concurrent preferred stock offering and borrowings under our proposed new revolving credit facility. However, we are presenting on a pro forma basis the incurrence of indebtedness under the Proposed Credit Facilities to finance the entire purchase price of the Smith acquisition and refinance our existing credit facility, rather than presenting the effects of financing the purchase price and the refinancing with the proceeds of this offering, the concurrent preferred stock offering and borrowings under our proposed new revolving credit facility, because our obligation to complete the Smith acquisition is not contingent upon the success of either this offering or the concurrent preferred stock offering. Accordingly, the summary pro forma consolidated financial data combines the historical consolidated balance sheets and statements of operations for Edge and the Smith assets discussed below, and gives effect to (1) the borrowings under the Proposed Credit Facilities and the refinancing of our existing credit facility and (2) the Smith acquisition and the expenses related to the acquisition. Note 6 to the summary pro forma consolidated financial data below sets forth certain pro forma information assuming the Smith acquisition and the refinancing of our existing credit facility are funded with proceeds from the offerings, together with borrowings under our proposed new revolving credit facility. The closing of the Smith acquisition is subject to certain closing conditions, and we may not be able to successfully complete the Smith acquisition. Similarly, the closing of the Proposed Credit Facilities is subject to various closing conditions. If we do not complete the Proposed Credit Facilities, we may not be able to complete the Smith acquisition. The summary pro forma consolidated financial data does not give effect to the Kerr McGee acquisition.

        The historical financial statements for the Smith assets used in the preparation of the pro forma consolidated financial statements consist of an audited statement of revenues and direct operating expenses for the Smith assets for the year ended December 31, 2005 and an unaudited statement of revenues and direct operating expenses for the Smith assets for the nine months ended September 30, 2006 and are incorporated by reference in this prospectus supplement. The pro forma consolidated financial statements are included in "Unaudited Pro Forma Condensed Consolidated Financial Information" in this prospectus supplement.

        The summary pro forma consolidated financial data is based on the following assumptions and adjustments:

  •
  the statement of operations and other financial data assume that the acquisition of the Smith assets was effective on January 1, 2005;

  •
  the balance sheet data as of September 30, 2006 assumes that the acquisition of the Smith assets was effective on September 30, 2006; and

  •
  the balance sheet and statement of operations data reflect borrowings under the Proposed Credit Facilities to finance the entire purchase price of the Smith acquisition and refinance our existing credit facility.

        The summary pro forma consolidated financial data is presented for illustrative purposes only. The results may have been different if we had owned or had acquired the Smith assets as of any of the dates indicated above, and the results do not purport to indicate the results that we will experience in the future.

        The following information should be read together with "Unaudited Pro Forma Condensed Consolidated Financial Information," "Risk Factors" and "The Acquisitions" included elsewhere in this prospectus supplement, and the historical financial statements and related notes of Edge and the Smith assets, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Edge incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Historical					Pro Forma for the Smith Acquisition(6)
	Year Ended December 31,			Nine Months Ended September 30,		Year Ended December 31,	Nine Months Ended September 30,
	2003(1)	2004(2)(3)	2005(4)	2005	2006(5)	2005	2006(5)
	(Audited)			(Unaudited)		(Unaudited)
	(in thousands, except share and per share amounts)
Consolidated Statement of Operations Data:
Revenues:
Oil and natural gas	$38,382	$66,965	$123,450	$81,136	$94,321	$201,477	$155,782
Gain (loss) on hedging and derivatives	(4,456)	(2,460)	(2,267)	(2,397)	10,492	(2,267)	10,491

Total Revenues	33,926	64,505	121,183	78,739	104,813	199,210	166,273

Expenses:
Production:
Lease operations, including production, ad valorem and severance taxes	5,116	9,309	17,068	11,911	13,971	27,164	21,687
Depletion, depreciation, amortization and accretion	13,577	21,928	40,218	25,886	49,317	81,840	71,446
Impairment of oil and natural gas properties(7)	—	—	—	—	96,942	—	96,942
General and administrative expenses	7,132	9,447	12,436	9,982	10,473	12,436	10,473

Total operating expenses	25,825	40,684	69,722	47,779	170,703	121,440	200,548

Operating income (loss)	8,101	23,821	51,461	30,960	(65,890)	77,770	(34,275)
Other income and expense	(662)	(437)	(25)	(22)	(2,035)	(28,694)	(21,520)

Income (loss) before income taxes and cumulative effect of accounting change	7,439	23,384	51,436	30,938	(67,925)	49,076	(55,795)
Income tax benefit (expense)	(2,731)	(8,255)	(18,078)	(10,862)	23,732	(17,252)	19,487

Income (loss) before cumulative effect of accounting change	4,708	15,129	33,358	20,076	(44,193)	31,824	(36,308)
Cumulative effect of accounting change, net of income taxes	(358)	—	—	—	—	—	—

Net income (loss)	$4,350	$15,129	$33,358	$20,076	$(44,193)	$31,824	$(36,308)

Net income (loss) per common share:
Basic	$0.45	$1.16	$1.95	$1.17	$(2.55)	$1.86	$(2.09)
Diluted	0.44	1.11	1.87	1.13	(2.55)	1.79	(2.09)
Weighted average number of shares outstanding:
Basic	9,726	13,029	17,122	17,100	17,344	17,122	17,344
Diluted	9,988	13,648	17,815	17,802	17,344	17,815	17,344

Other Financial Data:
Cash provided by (used in):
Operating activities	$23,898	$42,270	$93,110	$56,242	$70,722	N/A	N/A
Investing activities	(28,070)	(89,410)	(167,279)	(61,938)	(84,680)	N/A	N/A
Financing activities	2,931	48,080	72,568	7,224	15,568	N/A	N/A
Consolidated Balance Sheet Data:
Working capital(8)	$948	$8,957	$10,537	$8,349	$16,814	N/A	$(156,483)
Total assets	118,012	190,990	343,380	242,808	281,440	N/A	680,126
Total long-term debt	21,000	20,000	85,000	20,000	100,000	N/A	320,000
Stockholders' equity	82,011	150,467	191,755	172,980	152,179	N/A	152,179

(1)
Effective January 1, 2003, we changed our method of accounting for asset retirement obligations, which affects the comparability of results in 2003, and subsequent periods, to prior periods.

(2)
We completed a merger with Miller Exploration Company in December 2003, which affects the comparability of results in 2004, and subsequent periods, to prior periods.

(3)
We completed one property acquisition in the fourth quarter of 2004, which affects the comparability of results in 2005 and 2006 to prior periods.

(4)
We completed one property acquisition and one corporate acquisition in the fourth quarter of 2005, which affects the comparability of results in 2006 to prior periods.

(5)
Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), Share Based Payment, which affects the comparability of results in 2006 to prior periods.

(6)
Assuming the completion of this offering and the concurrent offering of preferred stock, we would utilize the proceeds from the offerings (net of $10.7 million of underwriting discounts and offering expenses), together with borrowings under the Proposed Credit Facilities, to finance the Smith acquisition and refinance our existing credit facility instead of relying solely on borrowings under the Proposed Credit Facilities, which would reduce interest expense and increase income tax expense. Assuming a 5.625% dividend rate on the preferred stock, we would also expect to record preferred dividends of approximately $5.6 million and $4.2 million for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively. Pro forma total long-term debt as of September 30, 2006 would decrease by approximately $240.0 million, and pro forma stockholders' equity would increase by the same amount. Basic weighted average shares outstanding would increase by approximately 9,200,000 common shares and, assuming a conversion price of the preferred stock of $20.04 per share of common stock, diluted weighted average shares outstanding would increase by approximately 14,189,771 common shares. The impact of the offerings results in the following earnings per share data for the year ended December 31, 2005 and the nine months ended September 30, 2006:

Pro Forma Net Income (Loss) Per Share	Year Ended December 31, 2005	Nine Months Ended September 30, 2006
Pro Forma Basic earnings (loss) per share	$1.40	$(1.29)
Pro Forma Diluted earnings (loss) per share	$1.33	$(1.13)
(7)
We recorded a $96.9 million ($63.0 million net of tax) non-cash impairment relating to our oil and natural gas properties during the third quarter of 2006 resulting from our full-cost ceiling test. Natural gas prices fell below $5.00 per MMBtu at September 30, 2006, but subsequently rose above $6.00 per MMBtu which we believe would have allowed us to avoid the impairment if, as would have been allowed under applicable accounting guidelines, we had elected to use such subsequent prices in determining the calculation of our ceiling test at September 30, 2006. However, oil and natural gas prices are expected to continue to be volatile in the future. The benefit of the write-down is that it is expected to decrease future depletion expense and we believe that it will more appropriately state our capitalized costs. The impairment recorded for Edge has not been adjusted for the Smith acquisition. In management's opinion, the impairment that was recorded for the third quarter of 2006 was related to older properties in our full cost pool that had in fact been impaired and therefore recording the impairment was proper. At September 30, 2006 commodity prices were significantly lower than current prices on an Mcfe basis. Therefore, if the Smith acquisition had been included in our September 30, 2006 ceiling test, we would have calculated an additional impairment of $105.9 million. A registrant is entitled to a temporary exemption to impairment when the impairment is the result of a major purchase of proved properties, as long as the registrant can demonstrate that additional value exists beyond a reasonable doubt. If we had actually completed the Smith acquisition at September 30, 2006, we believe we would have utilized this exemption. In addition, had the Smith acquisition occurred at a time when prices were lower, the purchase price may not have been the same as recorded in these pro forma amounts.

(8)
Working capital is defined as current assets less current liabilities.

Summary Historical and Pro Forma Oil and Natural Gas Reserve Information

        The following table sets forth summary information with respect to our estimated proved oil and natural gas reserves as of the dates indicated. The following historical estimates of our proved oil and natural gas reserves are based on estimates prepared by Ryder Scott and WDVG, independent consulting petroleum engineers. The pro forma estimates of proved oil and natural gas reserves giving effect to the Smith acquisition are based on our internal estimates for the Smith assets as of December 31, 2006, which estimates have been the subject of an oversight review letter by Ryder Scott. Ryder Scott's oversight review determined that our estimates are generally reasonable in the aggregate, but should be considered in light of specified observations contained in that firm's oversight review letter. A copy of the oversight review letter is attached as Annex B to this prospectus supplement. The pro forma estimated proved reserve information assumes that the Smith acquisition was effective on December 31, 2006. The closing of the Smith acquisition is subject to certain closing conditions, and we may not be able to successfully complete the Smith acquisition. Guidelines established by the SEC regarding the present value of future net revenues were used to prepare these reserve estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of that data by petroleum engineers. In addition, the results of drilling, testing and production activities may require revisions of estimates that were made previously. Accordingly, estimates of reserves and their value are inherently imprecise and are subject to constant revision and change, and they should not be construed as representing the actual quantities of future production or cash flows to be realized from oil and natural gas properties or the fair market value of such properties.

	Historical			Pro Forma for the Smith Acquisition
	As of December 31,
				As of December 31, 2006
	2004	2005	2006(1)
Estimated Proved Reserves:
Oil and Condensate (MBbls)	3,792	3,410	4,325	8,223
Natural Gas (MMcf)	66,311	82,290	76,146	175,391
Combined (MMcfe)	89,063	102,753	102,098	224,729
Estimated Proved developed reserves (MMcfe)	66,887	76,177	79,114	157,523

(1)
Includes reserves attributable to the Kerr McGee assets, which were acquired on December 28, 2006.

Summary Historical and Pro Forma Operating Data

        The following table sets forth summary operating data for the periods indicated. The pro forma production volume data, average realized prices, average wellhead prices and cost data assume that the Smith acquisition was effective on January 1, 2005. The summary pro forma consolidated operating data is presented for illustrative purposes only. The results may have been different if we had always owned the Smith assets, or if we had acquired the Smith assets as of any of the dates indicated above, and the results do not purport to indicate the future results that we will experience. The closing of the Smith acquisition is subject to certain closing conditions, and we may not be able to successfully complete the Smith acquisition. Note that the pro forma operating data below does not give effect to the Kerr McGee acquisition. Pro forma estimated production information for December 2006 included elsewhere in this prospectus supplement does, however, give effect to the Kerr McGee acquisition.

	Historical				Pro Forma for the Smith Acquisition
	Year Ended December 31,			Nine Months Ended September 30, 2006		Nine Months Ended September 30, 2006
					Year Ended December 31, 2005
	2003	2004	2005
Production Volume:
Oil, Condensate and NGLs (MBbls)	301	491	632	447	1,011	756
Natural Gas (MMcf)	6,290	9,148	12,597	10,568	19,797	16,862
Combined (MMcfe)	8,093	12,093	16,384	13,247	25,860	21,400
Average Realized Prices(1):
Oil, Condensate and NGLs (MBbls)	$20.17	$23.36	$34.81	$49.51	$37.91	$50.01
Natural Gas (MMcf)	4.43	5.80	7.88	7.83	7.99	7.49
Combined (MMcfe)	4.19	5.33	7.40	7.91	7.70	7.77
Average Wellhead Prices(2):
Oil, Condensate and NGLs ($/Bbl)	$20.17	$26.30	$36.46	$48.08	$38.93	$49.17
Natural Gas ($/Mcf)	5.14	5.91	7.97	6.89	8.11	6.98
Combined ($/Mcfe)	4.74	5.54	7.53	7.12	7.69	7.18
Costs per Mcfe:
Operating costs (including production and ad valorem taxes)	$0.63	$0.77	$1.04	$1.05	$1.05	$1.01
Depletion, depreciation and amortization and accretion	1.68	1.81	2.45	3.72	3.17	3.31
General and administrative (excluding non-cash stock based compensation)	0.68	0.65	0.60	0.70	0.60	0.70
Other expense	0.08	0.03	*	0.15	1.11	1.01

(1)
Represents revenue per unit as reported, which includes the impact of oil and natural gas hedging transactions.

(2)
Represents revenue per unit excluding the effect of oil and natural gas hedging transactions.

*
Not meaningful.

RISK FACTORS

        You should consider carefully the risk factors discussed below and in "Risk Factors" beginning on page 4 of the accompanying prospectus, as well as all other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase any shares of our common stock. Investing in our securities is speculative and involves significant risk. Any of the risks described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus could impair our business, financial condition and operating results, could cause the trading price of our shares of common stock to decline or could result in a partial or total loss of your investment.

Risks Relating to the Pending Smith Acquisition and the Recent Kerr McGee Acquisition

We may not complete the Smith acquisition. If we do not complete the Smith acquisition, the net proceeds we receive from this offering will not be used to fund the Smith acquisition and may not be used in a manner as beneficial to us.

        The completion of the Smith acquisition is subject to specified closing conditions. See "The Acquisitions" for more information on the Smith acquisition.

        If one or more of the conditions to closing are not satisfied, the Smith acquisition may not be completed. Some of these conditions are beyond our control. Some of these conditions, including a condition that claimed environmental liabilities do not exceed specified thresholds, are in part within our control; other conditions are all or in part within the control of Smith; and we or Smith may elect not to take actions necessary to satisfy these conditions. If we breach our obligations under the purchase and sale agreements with Smith and Smith elects to terminate these agreements as a result, Smith will be entitled to retain our approximate $11 million deposit as liquidated damages.

        Also, if we are unable to enter into definitive credit documentation for, and borrow sufficient funds under, the Proposed Credit Facilities, we may not be able to complete the Smith acquisition. Our obligation to complete the Smith acquisition is not conditioned on the receipt of financing and our failure to obtain sufficient financing through this offering, the concurrent preferred stock offering and the Proposed Credit Facilities could cause us to be in breach of the related purchase and sale agreements.

        It is possible that we will not complete the Smith acquisition on the terms described in this prospectus supplement, or at all, or that the Smith acquisition will be delayed beyond the expected closing date in January 2007. If we do not complete the Smith acquisition, we will not have the opportunity to develop the related assets and to attempt to realize the benefits we believe the acquisition will afford us.

        In addition, if the Smith acquisition is not consummated, we intend to use the proceeds from this offering to repay any then outstanding indebtedness under our existing revolving credit facility, to fund our drilling program, to fund possible other acquisitions and for general corporate purposes. Such use of proceeds may not be as beneficial to us as the Smith acquisition may have been.

The market price of our common stock may decline as a result of the Smith acquisition or if we do not complete the Smith acquisition.

        The market price of our common stock may decline as a result of the Smith acquisition if, among other things, the integration of our business and the business of Smith is unsuccessful or if the liabilities, expenses or transaction costs related to the Smith acquisition are greater than expected or the Smith assets do not yield the anticipated returns. The market price of our common stock may decline if we do not achieve the perceived benefits of the Smith acquisition as rapidly or to the extent anticipated by us or by financial or industry analysts or if the effect of the Smith acquisition on our financial results is not consistent with our expectations or those of financial or industry analysts. The market price of our common stock may also decline if we do not complete the Smith acquisition.

We may not acquire all of the assets contemplated by the Smith acquisition to the extent that title defects exist, consents to assignment of particular assets are not obtained, the properties are subject to environmental defects or certain other conditions exist. If we do not acquire all of the assets, our results following the acquisition may not be as expected and our potential opportunities relating to the acquired assets may be more limited than anticipated.

        Under certain circumstances, we may not acquire all of the assets related to the Smith acquisition described in this prospectus supplement. If we discover that a previously undisclosed lien, encumbrance or other title defect exists with respect to any of the properties included in the Smith acquisition, Smith may elect to retain the affected properties and reduce the purchase price by the value allocated to such properties. If a third party's consent is required for the transfer of any properties included in the Smith acquisition and such consent is not obtained, we may elect to have such properties excluded from the acquisition and the purchase price reduced by the value allocated to such properties (subject to the right of Smith to require us to purchase such properties if the required consents are obtained prior to the end of the adjustment period). If any of the properties to be included in the Smith acquisition are acquired by a third party pursuant to the exercise of a preferential purchase right, such properties will be excluded from the acquisition and the purchase price will be reduced by the value allocated to such properties. If any properties are taken by condemnation or if properties representing more than 5% of the unadjusted purchase price are lost due to fire or other casualty, then Smith may elect to treat such loss as a title defect as described above. If Smith and we agree that a material adverse environmental condition exists with respect to any of the properties, other than those properties located in the Mission project area, then Smith may elect to retain the affected properties and reduce the purchase price by the value allocated to such properties. Further, if we believe that a material adverse environmental condition exists which will result in liabilities exceeding 3% of the unadjusted purchase price, we may terminate the purchase and sale agreement with Smith relating to the properties outside the Mission project area in our sole discretion and without liability to Smith.

        If any of the events described above occur, we will not hold all of the assets that are reflected in the pro forma financial statements and operating and other data and elsewhere in this prospectus supplement. Accordingly, our results, on a pro forma basis, may not be as favorable as set forth in the pro forma financial information and operating and other data in this prospectus supplement. In addition, to the extent we do not acquire all of the assets, one or more of the opportunities we believe exist and intend to pursue through the Smith acquisition may not be available to us.

We may have difficulty integrating and managing the growth associated with the Smith acquisition.

        The completion of the Smith acquisition will result in a significant growth in our assets, reserves and revenues and may place a significant strain on our financial, technical, operational and administrative resources. We may not be able to integrate the operations of the acquired assets without increases in costs, losses in revenues or other difficulties. In addition, we may not be able to realize the operating efficiencies, synergies, costs savings or other benefits expected from the Smith acquisition. Any unexpected costs or delays incurred in connection with the integration could have an adverse effect on our business, results of operations or financial condition. We believe our general and administrative expenses for the first quarter of 2007 will be negatively impacted by approximately $0.6 million of expenses related to the Smith acquisition. We currently do not expect to hire any personnel associated with Smith. We have hired or intend to hire approximately 10 new employees that we expect will be required to manage the increased scale of our business. However, we may experience difficulties in finding the additional qualified personnel. In an effort to stay on schedule with our planned activities in

2007, we intend to supplement our staff with contract and consultant personnel until we are able to hire new employees. Upon completion of the Smith acquisition, our ability to continue to grow will depend upon a number of factors, including our ability to identify and acquire new exploratory prospects, other acquisition targets, our ability to develop then existing prospects, our ability to continue to retain and attract skilled personnel, the results of our drilling program and acquisition efforts, hydrocarbon prices and access to capital. We may not be successful in achieving or managing growth and any such failure could have a material adverse effect on us.

Approximately 36% of the estimated proved reserves associated with the Smith acquisition and approximately 70% of the estimated proved reserves associated with the Kerr McGee acquisition were undeveloped as of December 31, 2006, and those reserves may not ultimately be developed.

        As of December 31, 2006, approximately 36% of the estimated proved reserves associated with the Smith acquisition and approximately 70% of the estimated proved reserves associated with the Kerr McGee acquisition were undeveloped. Proved undeveloped reserves, by their nature, are less certain than other categories of proved reserves. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations and involves greater risks. Our reserve data for the properties assumes that to develop our reserves we will make significant capital expenditures and conduct these operations successfully. Although we have prepared estimates of these natural gas and oil reserves and the costs associated with these reserves in accordance with industry standards and SEC requirements, the estimated costs may not be accurate, development may not occur as scheduled and actual results may not be as estimated.

Properties that we acquire may not produce as projected, and we may be unable to identify liabilities associated with the properties or obtain protection from the sellers against them.

        Our assessment of the properties subject to the Smith acquisition will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. In the course of our due diligence, we did not inspect every well. Inspections may not reveal structural or environmental problems. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations. Our ability to make a claim against Smith in the Smith acquisition generally expires on the closing date and we may be left with no recourse for liabilities and other problems associated with the Smith acquisition that we do not discover prior to the closing date. Similarly, if we discover a problem related to the Kerr McGee acquisition, which closed on December 28, 2006, we generally have no recourse against Kerr McGee.

High demand for field services and equipment and the ability of suppliers to meet that demand may limit our ability to drill and produce our oil and natural gas properties.

        Due to current industry demands, well service providers and related equipment and personnel are in short supply. This is causing escalating prices, delays in drilling and other exploration activities, the possibility of poor services coupled with potential damage to downhole reservoirs and personnel injuries. Such pressures will likely increase the actual cost of services, extend the time to secure such services and add costs for damages due to any accidents sustained from the over use of equipment and inexperienced personnel.

Risks Relating to Our Common Stock

Purchasers of our common stock in this offering will incur immediate dilution.

        Persons purchasing our common stock in this offering will incur immediate and substantial dilution because the purchase price per share in this offering is higher than the net tangible book value per share of the outstanding common stock.

The market price of our common stock and our earnings per share could be reduced if we were to issue additional equity or convertible securities.

        Public resales of our common stock could depress the prevailing market price of our common stock. Any perception of market overhang resulting from our ability to issue equity, convertible debt or preferred stock or similar securities could depress the market price of our common stock.

Our issuance of our preferred stock in the concurrent preferred stock offering or additional series of preferred stock could adversely affect holders of our common stock.

        Our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. The preferred stock has various preferences over our common stock. See "The Acquisitions—Proposed Financing—Pending Offering of Preferred Stock." If we issue other preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

USE OF PROCEEDS

        The net proceeds to us from this offering, after deducting underwriter discounts and commissions and our estimated offering expenses, are estimated to be approximately $144 million, using an assumed offering price of $16.36 per share (the closing price of our common stock on January 12, 2007). We intend to use the net proceeds we receive from this offering, together with the estimated $96 million of net proceeds we expect to receive from the concurrent preferred stock offering and $275 million of borrowings under our proposed new revolving credit facility, to finance the Smith acquisition and refinance our existing revolving credit facility as of September 30, 2006, plus indebtedness incurred to fund the Kerr McGee acquisition. For information on the preferred stock offering and the proposed new revolving credit facility, see "The Acquisitions—Pending Offering of Preferred Stock" and "The Acquisitions—Proposed Financing." In the event we do not complete the Smith acquisition, or we only acquire a portion of the assets subject to the related purchase and sale agreements, we expect to use the remaining net proceeds to repay any then outstanding indebtedness under our existing revolving credit facility, to fund our drilling program, to fund possible other acquisitions and for general corporate purposes. In the event that we do not complete one or both of this offering and the concurrent preferred stock offering, we intend to fund the Smith acquisition using borrowings under the proposed bridge facility, together with the $320 million of borrowings under the proposed new revolving credit facility. If we raise less than $200 million in this offering and the concurrent preferred stock offering, we would expect to subsequently seek a second lien term loan from the lenders under the Proposed Credit Facilities. Also, if we are unable to enter into definitive credit documentation for, and borrow sufficient funds under, the Proposed Credit Facilities, we may not be able to complete the Smith acquisition. Please see "Risk Factors—Risks Relating to the Pending Smith Acquisition and the Recent Kerr McGee Acquisition—We may not complete the Smith acquisition. If we do not complete the Smith acquisition, the net proceeds we receive from this offering will not be used to fund the Smith acquisition and may not be used in a manner as beneficial to us."

        The purchase price for the Smith acquisition is $395 million, before accounting for the results of operations between the January 1, 2007 effective date and the closing date and other purchase price adjustments.

        At December 31, 2006, we had approximately $129 million outstanding under our existing revolving credit facility. Of such borrowings, we incurred $25 million in the fourth quarter of 2006 to fund the Kerr McGee acquisition. At December 31, 2006, the interest rates applied to our outstanding prime rate and LIBOR borrowings under our existing revolving credit facility were 8.500% and 7.485%, respectively. Our existing revolving credit facility matures on December 31, 2007. If we enter into the Proposed Credit Facilities, we expect to terminate the existing revolving credit facility.

CAPITALIZATION

        The following table sets forth our unaudited capitalization as of September 30, 2006, on an actual basis and a pro forma basis to give effect to a purchase price of $25 million paid to Kerr McGee at closing for the Kerr McGee acquisition and an expected purchase price of $390 million for the Smith acquisition (after estimated closing purchase price adjustments), assuming we finance the Smith acquisition and refinance our existing credit facility entirely with borrowings under the Proposed Credit Facilities. We expect, however, to ultimately finance the Smith acquisition and refinance our existing credit facility with the proceeds from this offering, the proceeds from the concurrent preferred stock offering and borrowings under our proposed new revolving credit facility. Accordingly, the "Adjustments for the Offerings" column below reflects the adjustments to the pro forma amounts to reflect the financing of the Smith acquisition and the refinancing of our existing credit facility with the proceeds from this offering, the proceeds from the concurrent preferred stock offering and borrowings under our proposed new revolving credit facility and a corresponding reduction in borrowings under the Proposed Credit Facilities. The "Combined Pro Forma, As Adjusted" column below sets forth our capitalization pro forma for both of the acquisitions and the refinancing of our existing credit facility, as adjusted for this offering and the concurrent preferred stock offering.

        You should read this table along with our consolidated financial statements and other financial data, included elsewhere in this prospectus supplement or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2006
	Actual	Pro Forma Adjustments for the Kerr McGee Acquisition	Pro Forma Adjustments for the Smith Acquisition	Combined Pro Forma	Adjustments for the Offerings(1)	Combined Pro Forma, As Adjusted
	(in thousands)
Current debt:
Proposed Bridge Loan Facility	$—	$—	$195,214	$195,214	$(195,214)	$—
Long-term debt:
Existing Credit Facility	100,000	25,000	(125,000)	—	—	—
Proposed Revolving Credit Facility	—	—	320,000	320,000	(44,645)	275,355
Stockholders' Equity:
Preferred Stock, $0.01 par value; 5,000,000 shares authorized, none issued and outstanding, or 2,000,000 shares issued and outstanding, pro forma as adjusted	—	—	—	—	20	20
Common Stock, $0.01 par value; 60,000,000 shares authorized, 17,429,255 shares issued and outstanding, or 26,629,255 shares issued and outstanding, pro forma, as adjusted(2)	174	—	—	174	92	266
Additional paid-in capital	140,744	—	—	140,744	239,747	380,491
Accumulated other comprehensive income	—	—	—	—	—	—
Retained earnings	11,261	—	—	11,261	(1,250)	10,011

TOTAL STOCKHOLDERS' EQUITY	152,179	—	—	152,179	238,609	390,788

TOTAL CAPITALIZATION	$252,179	$25,000	$390,214	$667,393	$(1,250)	$666,143

(1)
Adjustments reflect net proceeds from this offering and the concurrent preferred stock offering replacing a portion of the borrowings under the Proposed Credit Facilities that are shown under the "Combined Pro Forma" column and reflect a $1.25 million commitment fee under the proposed bridge loan facility. This offering and the preferred stock offering are not contingent upon one another.

(2)
Share amounts do not include, as of September 30, 2006, approximately 1.1 million shares of common stock that may be issued pursuant to outstanding options and other awards that have been granted under our employee benefit plans.

PRICE RANGE OF COMMON STOCK

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "EPEX." The following table sets forth the high and low sales prices per share of our common stock as reported on the NASDAQ Global Select Market for the periods indicated.

	High	Low
2004
First Quarter	$14.61	$8.67
Second Quarter	17.04	12.50
Third Quarter	19.24	13.26
Fourth Quarter	17.49	13.43
2005
First Quarter	18.24	13.40
Second Quarter	16.86	12.46
Third Quarter	27.94	15.47
Fourth Quarter	28.49	20.05
2006
First Quarter	34.65	22.89
Second Quarter	26.85	16.60
Third Quarter	21.58	15.28
Fourth Quarter	20.26	15.00
2007
First Quarter (through January 12, 2007)	18.23	15.70

        On January 12, 2007, the closing price of our common stock as reported by the NASDAQ Global Select Market was $16.36 per share. Our authorized capital stock consists of 60,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of January 12, 2007, 17,455,755 shares of common stock were issued and outstanding, and no shares of our preferred stock were issued and outstanding. As of such date, there were approximately 238 holders of record of our common stock.

DIVIDEND POLICY

        We have not historically paid a dividend on our common stock, cash or otherwise, and do not intend to in the foreseeable future. In addition, under our existing credit facility and the Proposed Credit Facilities, we are and will be restricted from paying cash dividends on our common stock. The payment of future dividends, if any, will be determined by our board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions and other factors.

        We will be required, under the terms of the preferred stock, to pay scheduled quarterly dividends on the preferred stock, subject to legally available funds. Subject to certain limited exceptions, including for the payment of dividends or distributions in stock or cash in lieu of fractional shares, no dividends or other distributions may be declared, made or paid, or set apart for payment, upon any capital stock that ranks on parity or is junior to the preferred stock (including our common stock), nor may any parity stock or junior stock be redeemed, purchased or otherwise acquired for any consideration by us or on our behalf unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the preferred stock and any parity stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Background

        The following unaudited pro forma condensed consolidated financial statements and related notes have been prepared to show the effect of the acquisition of: (A) (i) ownership interests in certain oil and gas properties located in 13 counties in southeast and south Texas, consisting of approximately 150 gross (74 net) producing wells from a privately owned company, Smith Production Inc. ("Smith"), and eight other owners who will transfer their interests to Smith prior to the closing, (ii) an ownership interest in approximately 17,000 gross (12,250 net) developed acres and 56,000 gross (16,000 net) undeveloped acres of leasehold, (iii) 25% of Smith's option and leasehold rights and exploration and development rights in an approximate 95 square mile exploration project area known as the Mission project area, also in south Texas, and (iv) certain gathering facilities and ownership to approximately 13 miles of natural gas gathering pipelines and related infrastructure serving producing assets in southeast Texas ((i) through (iv) collectively referred to as the "Smith Properties"); (B) working interest, option and leasehold rights in two exploration ventures in separate areas, primarily in Texas, from Smith (the "Smith Ventures" and collectively with the Smith Properties, the "Properties"); and (C) the financing of the acquisitions of the Properties (collectively, the "Acquisition").

        On November 16, 2006, we entered into two separate purchase and sale agreements (one of which was subsequently amended) with Smith to acquire the Smith Properties for a combined cash price of approximately $385 million. However, the purchase price is subject to adjustment, among other things, for the results of operations of the Smith Properties between the January 1, 2007 effective date and closing, which is scheduled to occur on or before January 31, 2007. Completion of the acquisition of the Smith Properties is subject to, among other things, certain closing conditions. We expect to enter into agreements to acquire the Smith Ventures for a combined purchase price of $10 million. The closing of the acquisition of the Smith Ventures is expected to close simultaneously with the closing of the Smith Properties. Assuming the Acquisition is completed on January 31, 2007, we estimate that the aggregate purchase price will be approximately $390 million, following the anticipated closing adjustment of approximately $4.8 million.

        We expect to ultimately finance the Acquisition and refinance our existing credit facility with proceeds from concurrent public offerings of common stock and preferred stock and borrowings under a proposed new $320 million revolving credit facility. We are presenting on a pro forma basis the incurrence of indebtedness under the proposed new revolving credit facility and a proposed new $250 million bridge loan facility (the "Proposed Credit Facilities") to finance the entire purchase price, rather than presenting the effects of financing the purchase price and refinancing our existing credit facility with proceeds from the common stock offering, the preferred stock offering and borrowings under the proposed new revolving credit facility, because our obligation to complete the Acquisition is not contingent upon the success of either offering. Accordingly, the pro forma condensed consolidated financial statements give effect to (i) an increase in indebtedness to finance the Acquisition, (ii) the Acquisition, and (iii) the expenses related thereto.

Sources of Information and Basis of Presentation

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2005 is derived from our audited consolidated financial statements for the year ended December 31, 2005, the audited Statement of Revenues and Direct Operating Expenses for the Properties for the year ended December 31, 2005 and the adjustments and assumptions described below. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2006 and the unaudited pro forma condensed consolidated balance sheet as of September 30, 2006 are based on our unaudited financial statements as of and for the nine months ended September 30, 2006, the unaudited Statement of Revenues and Direct Operating Expenses for

the Properties for the nine months ended September 30, 2006, and the adjustments and assumptions described below.

        The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the notes thereto, our Annual Report on Form 10-K for the year ended December 31, 2005, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and the Statements of Revenues and Direct Operating Expenses for the Properties included as Schedule A to our Current Report on Form 8-K filed on January 16, 2007. Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed consolidated financial statements. Certain information (including substantial footnote disclosures) included in the annual and quarterly historical financial statements has been excluded in these condensed pro forma financial statements. The pro forma data presented is not necessarily indicative of the financial results that would have been attained had the Acquisition occurred on the dates as indicated below, and should not be viewed as indicative of operations in future periods.

How the Pro Forma Financial Statements Were Prepared

        The pro forma condensed consolidated statements of operations for the year ended December 31, 2005 and for the nine month period ended September 30, 2006 were each prepared without audit assuming we completed the Acquisition and financing thereof on January 1, 2005.

        The Properties were not accounted for or operated as a separate division or entity by either Smith or the eight other owners. Certain costs, such as depreciation, depletion and amortization ("DD&A"), accretion expense, general and administrative expenses, and corporate income taxes were not allocated to the individual properties comprising the Properties. Also, Smith has historically utilized the successful efforts method of accounting for oil and gas activities, while we use the full cost method. Under the successful efforts method, costs such as geological and geophysical ("G&G"), exploratory dry holes and delay rentals are expensed as incurred whereas under the full cost method these types of charges would be capitalized to their respective full cost pool. Accordingly, exploration expenses, which are recorded under the successful efforts method, are not applicable to our presentation. Full separate historical financial statements prepared in accordance with accounting principles generally accepted in the United States do not exist for the Properties and are not practicable to obtain in these circumstances. Therefore, on a historical basis, we are presenting only the revenues and direct operating expenses for the Properties, and excluding all other historical expenses, such as general and administrative overhead, among others. Certain estimates and judgments were made in preparing the pro forma adjustments as discussed in the notes, including as to the incremental expenses associated with the Properties. With these adjustments, the pro forma condensed consolidated statements of operations represent only an estimate of combining our historical results and those of the Properties.

        The pro forma condensed consolidated balance sheet was prepared without audit assuming we completed the Acquisition and the borrowings under the Proposed Credit Facilities to finance the Acquisition and refinance our existing credit facility on September 30, 2006. Assuming a January 31, 2007 closing date, we expect that the final adjusted purchase price will be reduced from the base purchase price of $395 million to approximately $390 million, plus other direct transaction costs of approximately $0.6 million. This preliminary estimate of the total cost of the Acquisition is allocated to property, with approximately $38 million initially allocated to unevaluated property. We will also record amounts for asset retirement obligations related to plugging and abandoning these properties. For the purposes of this unaudited pro forma condensed consolidated balance sheet, we are presenting the incurrence of indebtedness under the Proposed Credit Facilities to finance the entire purchase price of the Acquisition and refinance our existing credit facility. However, we intend to ultimately finance a portion of the Acquisition with the net proceeds from concurrent public offerings of common stock and preferred stock. We expect the net proceeds from the contemplated public offerings of common stock and preferred stock, before underwriter discounts and commissions and expenses, will be approximately $250 million.

        This unaudited pro forma condensed consolidated balance sheet is based on management's preliminary estimates of acquired fair values and the related costs of the transaction. The purchase price is subject to purchase price adjustments, including for the results of operations of the Properties between the January 1, 2007 effective date and closing, which is anticipated to be January 31, 2007. As a result, when the Acquisition is completed, the purchase price may be different than this preliminary estimate. The transaction costs could also differ from the preliminary estimates used here. For these reasons, the actual purchase price and purchase price allocation will differ from the amounts presented herein.

        The unaudited pro forma financial information is presented for illustrative purposes and does not purport to present what our financial position or results of operations would have been had we acquired the Properties on the dates indicated. The unaudited pro forma financial information also cannot be relied upon as a projection of future results.

EDGE PETROLEUM CORPORATION
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005

	Edge Historical	Properties Historical	Pro Forma Adjustments		Pro Forma
REVENUES:
Natural gas and oil sales	$123,450,342	$78,027,270	$—		$201,477,612
Loss from hedging and derivative activities	(2,267,253)	—	—		(2,267,253)

Total revenues	121,183,089	78,027,270	—		199,210,359

EXPENSES:
Operating expenses	17,068,009	10,095,478	—		27,163,487
Depreciation, depletion and amortization	40,076,994	—	41,573,354	(a)	81,650,348
Accretion expense	141,120	—	49,273	(b)	190,393
General and administrative expense	12,436,048	—	—	(d)	12,436,048

Total expenses	69,722,171	10,095,478	41,622,627		121,440,276

INCOME (LOSS) FROM OPERATIONS	51,460,918	67,931,792	(41,622,627)		77,770,083
Interest expense	—	—	(24,100,197	)(e)	(24,100,197)
Amortization of deferred loan costs	(152,723)	—	(4,568,750	)(f)	(4,721,473)
Interest income	127,993	—	—		127,993

INCOME (LOSS) BEFORE INCOME TAXES	51,436,188	67,931,792	(70,291,574)		49,076,406
Provision for income taxes	(18,077,929)	—	825,924	(g)	(17,252,005)

NET INCOME (LOSS)	$33,358,259	$67,931,792	$(69,465,650)		$31,824,401

NET INCOME PER SHARE:
Basic	$1.95			(h)	$1.86

Diluted	$1.87			(h)	$1.79

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	17,122,121			(h)	17,122,121

Diluted	17,814,701			(h)	17,814,701

The accompanying notes to unaudited pro forma condensed consolidated financial statements are an integral part of these statements.

EDGE PETROLEUM CORPORATION
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2006

	Edge Historical	Properties Historical	Pro Forma Adjustments		Pro Forma
REVENUES:
Natural gas and oil sales	$94,321,176	$61,460,447	$—		$155,781,623
Gain on hedging and derivative activities	10,491,451	—	—		10,491,451

Total revenues	104,812,627	61,460,447	—		166,273,074

EXPENSES:
Operating expenses	13,970,812	7,716,330	—		21,687,142
Depreciation, depletion and amortization	49,179,378	—	22,089,169	(a)	71,268,547
Accretion expense	137,377	—	39,214	(b)	176,591
Impairment	96,942,347	—	—	(c)	96,942,347
General and administrative expense	10,473,301	—	—	(d)	10,473,301

Total expenses	170,703,215	7,716,330	22,128,383		200,547,928

INCOME (LOSS) FROM OPERATIONS	(65,890,588)	53,744,117	(22,128,383)		(34,274,854)
Interest expense	(2,016,637)	—	(18,871,256	)(e)	(20,887,893)
Amortization of deferred loan costs	(124,363)	—	(614,063	)(f)	(738,426)
Interest income	106,077	—	—		106,077

INCOME (LOSS) BEFORE INCOME TAXES	(67,925,511)	53,744,117	(41,613,702)		(55,795,096)
Provision for income taxes	23,732,415	—	(4,245,645	)(g)	19,486,770

NET INCOME (LOSS)	$(44,193,096)	$53,744,117	$(45,859,347)		$(36,308,326)

NET INCOME (LOSS) PER SHARE:
Basic	$(2.55)			(h)	$(2.09)

Diluted	$(2.55)			(h)	$(2.09)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	17,344,026			(h)	17,344,026

Diluted	17,344,026			(h)	17,344,026

The accompanying notes to unaudited pro forma condensed consolidated financial statements are an integral part of these statements.

EDGE PETROLEUM CORPORATION
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET
As of September 30, 2006

	Edge Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Cash and cash equivalents	$2,276,444	$—		$2,276,444
Accounts receivable	18,834,906	—		18,834,906
Other current assets	11,452,793	4,568,750	(1)	16,021,543
Net property and equipment	247,842,779	390,214,000 627,500 819,530	(2) (3) (4)	639,503,809
Other assets	1,033,379	2,456,250	(1)	3,489,629

TOTAL ASSETS	$281,440,301	$398,686,030		$680,126,331

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$15,749,826	$7,652,500 170,214,000	(1)(3) (5)	$193,616,326
Long-term debt	100,000,000	220,000,000	(5)	320,000,000
Asset retirement obligation	2,941,644	819,530	(4)	3,761,174
Other noncurrent liabilities	10,569,234	—		10,569,234

Total liabilities	129,260,704	398,686,030		527,946,734
Shareholders' equity	152,179,597	—		152,179,597

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$281,440,301	$398,686,030		$680,126,331

The accompanying notes to unaudited pro forma condensed consolidated financial statements are an integral part of these statements.

EDGE PETROLEUM CORPORATION
NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The unaudited pro forma condensed consolidated statements of operations reflect the following pro forma adjustments:

  a.
  Record incremental depreciation, depletion and amortization expense ("DD&A") using the units-of-production method, resulting from the purchase of the Properties.

  b.
  Record incremental accretion expense resulting from the liability we will record for asset retirement obligations ("ARO") in accordance with Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for Asset Retirement Obligations.

  c.
  The impairment recorded for Edge during the third quarter of 2006 has not been adjusted for the Acquisition. In management's opinion, the impairment that was recorded was related to older properties in our full cost pool that had in fact been impaired and therefore recording the impairment at September 30, 2006 was valid. At September 30, 2006 natural gas prices were significantly lower than current prices. Therefore, if the Properties had been included in our September 30, 2006 ceiling test, we would have calculated an additional impairment of $105.9 million. The accounting rules promulgated by the Securities and Exchange Commission for calculating impairment of oil and gas properties entitle a registrant to utilize a temporary exemption to impairment when the impairment is the result of a major purchase of proved properties, as long as the registrant can demonstrate that additional value exists beyond a reasonable doubt. If we had actually completed the Acquisition at September 30, 2006, we believe we would have utilized this exemption. In addition, had this acquisition occurred at a time when prices were lower, the purchase price may not have been the same as recorded in these pro forma financial statements.

  d.
  No incremental general and administrative costs related to the Acquisition have been included as pro forma adjustments. We believe our general and administrative expenses for the first quarter of 2007 will be negatively impacted by approximately $0.6 million of expenses related to integrating the operations of the Properties. We currently do not expect to hire any personnel associated with Smith or the other owners. We have hired or intend to hire approximately 10 new employees that we expect will be required to manage the increased scale of our business.

  e.
  Record interest expense on and the related expenses of increased borrowings, assuming approximately $390 million is borrowed under our Proposed Credit Facilities to finance the Acquisition and refinance our existing credit facility. Under applicable rules, this pro forma presentation may not give effect to the contemplated public offerings of common stock and preferred stock. Therefore, we are reflecting the interest expense we would have incurred in these periods had the Acquisition and the refinancing of our existing credit facility been entirely funded by borrowings under our Proposed Credit Facilities. We assumed quarterly reductions in the proposed new bridge loan facility using increased cash flows, less amounts capitalized on the unevaluated property allocation. The average interest rates used in calculating pro forma interest expense are 3-month LIBOR based with varying spreads and are summarized below:

	Year Ended December 31, 2005	Nine Months Ended September 30, 2006
Proposed bridge loan facility—current	8.56%	10.03%
Proposed revolving credit facility—long term	6.31%	7.78%

  f.
  Record amortization of deferred loan costs incurred under the Proposed Credit Facilities, with a maturity amortization period of 1 or 4 years.

  g.
  Record a pro forma income tax expense adjustment using the applicable federal statutory income tax rate of 35 percent, based on the pro forma change in income before income taxes.

  h.
  Assuming the completion of the concurrent public offerings of common stock and preferred stock, we would utilize the proceeds from these offerings together with borrowings under the Proposed Credit Facilities to refinance our existing credit facility and finance the Acquisition instead of relying solely on borrowings under the Proposed Credit Facilities, which would reduce interest expense and increase income tax expense. We would also expect to record preferred dividends of approximately $5.6 million and $4.2 million for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively, assuming a preferred stock dividend rate of 5.625% per year. Therefore, basic weighted average shares outstanding would increase by approximately 9,200,000 common shares and diluted weighted average shares outstanding would increase by approximately 14,189,771 common shares (including common shares underlying the preferred shares, assuming a conversion price of $20.04 per share of common stock). The impact of the offerings results in the following earnings per share data for the year ended December 31, 2005 and the nine months ended September 30, 2006:

PRO FORMA NET INCOME (LOSS) PER SHARE	Year Ended December 31, 2005	Nine Months Ended September 30, 2006
Pro forma basic earnings (loss) per share	$1.40	$(1.29)
Pro forma diluted earnings (loss) per share	$1.33	$(1.13)

        The unaudited pro forma condensed consolidated balance sheet reflects the following adjustments:

  1.
  Record accrual and capitalization of deferred loan costs related to the Proposed Credit Facilities. These costs will be amortized over the applicable facility maturity of 1 or 4 years.

  2.
  Record the anticipated final adjusted purchase price for the Acquisition of approximately $390 million, which represents the original $395 million base purchase price less adjustments for the estimated results of operations between the effective date of January 1, 2007 and the anticipated closing date of January 31, 2007.

  3.
  Record an accrual and capitalization of approximately $0.6 million of direct transaction costs, primarily land and environmental due diligence and legal and auditing fees, relating to the Acquisition.

  4.
  Record Asset Retirement Costs in property and Asset Retirement Obligation liability, in accordance with SFAS No. 143, for wells in the Acquisition.

  5.
  Record borrowings under the Proposed Credit Facilities to finance the anticipated final adjusted purchase price for the Acquisition of approximately $390 million assuming the Acquisition closed on September 30, 2006. The commitment of the lenders for both of the Proposed Credit Facilities is subject to, among other things, our concurrent completion of the Acquisition. The pro forma adjustments reflect the incurrence of indebtedness under the Proposed Credit Facilities to refinance our existing credit facility and to finance the entire purchase price of the Acquisition, rather than presenting the effects of financing the purchase price with the proceeds from the public offerings of common stock and preferred stock and borrowings under our proposed new revolving credit facility, because our obligation to complete the Acquisition is not contingent upon the success of either offering. We expect to ultimately finance the Acquisition with proceeds from the public offerings of common stock and preferred stock and borrowings under our proposed new revolving credit facility. If we raise less than $200 million in the offerings, we would expect to subsequently seek a second lien term loan from the lenders under the Proposed Credit Facilities. If the contemplated public offerings were reflected in the pro forma condensed consolidated balance sheet, approximately $240 million of debt would be replaced by an increase in equity of the same amount (assuming the issuance of 9,200,000 shares of common stock at a price to the public of $16.36 per share, the closing sale price on NASDAQ on January 12, 2007, and 2,000,000 shares of preferred stock at a price of $50.00 per share, less certain costs). The actual number of shares issued and prices could differ from these estimates.

THE ACQUISITIONS

Recent Kerr McGee Acquisition

        On December 28, 2006, we completed an acquisition of certain working interests in the Chapman Ranch Field in Nueces County, Texas from Kerr McGee for approximately $25 million. In late 2005, we acquired working interests in this field, including interests in seven producing wells, ranging from approximately 44% to 50%. In the Kerr McGee acquisition, we acquired an additional 44% to 50% working interest in the same wells in the field, and acquired two additional wells, bringing our working interests in those Chapman Ranch properties, including a total of nine producing wells, to 88% to 100%. We also assumed operatorship of the Chapman Ranch Field following the closing of the acquisition. We estimated, as of December 31, 2006, that the Kerr McGee assets had approximately 9 Bcfe of estimated proved reserves, of which approximately 30% were proved developed, and approximately 3 MMcfe of average estimated daily production for December 2006, of which approximately 81% was natural gas. We financed the acquisition with borrowings under our existing credit facility. Our borrowing base under that facility was increased by $15 million in connection with the funding of the Kerr McGee acquisition to a total of $140 million. Under the related purchase and sale agreement, we assumed the preclosing and post-closing liabilities related to the purchased assets, subject to specified exclusions. We paid approximately $63 million for the working interests in the Chapman Ranch Field that we acquired in late 2005.

Pending Smith Acquisition

        Overview.    In the fourth quarter of 2006, we entered into two purchase and sale agreements with Smith Production Inc. relating to our purchase of certain oil and natural gas properties and other assets located in 13 counties in south and southeast Texas as well as a 25% working interest in an exploration venture in the Mission project area in which Smith will be the operator. We agreed to pay approximately $385 million for these assets. Separately, we expect to enter into agreements to acquire working interests of 12.5% and 25.0% in two additional exploration ventures in which Smith will be the operator for approximately $10 million, for a total of $395 million.

        As of December 31, 2006, the Smith assets contained approximately 123 Bcfe of estimated proved reserves, which were 81% natural gas and 35% proved developed producing, 29% proved developed non-producing and 36% proved undeveloped. These estimated reserves constituted 55% of our pro forma estimated proved reserves with the Smith assets as of December 31, 2006. In December 2006, these properties produced an estimated average of approximately 37 MMcfe of net daily production, of which 79% was natural gas. Upon completion of the Smith acquisition, our average working interest in these properties will be approximately 64%, and we expect to be the operator of approximately 97% of the total acquired production. In total, the Smith assets include approximately 150 gross producing wells (74 net) and an ownership interest in approximately 17,000 gross and 12,250 net developed acres and 56,000 gross and 16,000 net undeveloped acres of leasehold, all as of December 31, 2006. Based on the estimated proved reserves of the Smith assets as of December 31, 2006 and the annualized estimated average daily production of the Smith assets during December 2006 of 37 MMcfe, the Smith assets have a reserve to production ratio of approximately nine years. The estimated proved reserves related to the Smith acquisition as of December 31, 2006 are our internal estimates and have been the subject of an oversight review letter by Ryder Scott. Ryder Scott's oversight review determined that our estimates are generally reasonable in the aggregate, but should be considered in light of specified observations contained in that firm's oversight review letter dated January 11, 2007. A copy of the oversight review letter is attached as Annex B to this prospectus supplement.

        The assets we expect to acquire in the Smith acquisition are located in two areas, south Texas and southeast Texas.

        South Texas Assets.    The south Texas properties to be acquired are in 13 active fields with prospects mainly in Vicksburg and Wilcox sands at depths ranging between 5,000 and 16,000 feet. The south Texas properties had total estimated proved reserves of approximately 92 Bcfe as of December 31, 2006, of which 70% were proved developed and 80% were natural gas. These properties include 116 producing wells, 52 recompletion opportunities and multiple proved undeveloped locations.

        The two largest fields in the south Texas properties in terms of estimated proved reserves are the Flores/Bloomberg Field in Hidalgo County (approximately 50% to 60% of total) and the Muy Grande Field in Duval County (approximately 15% to 20% of total). The Smith properties include a 40% working interest in properties located in the Flores/Bloomberg Field. This field has multiple, stacked Vicksburg reservoirs with established production from nine zones and prospects mostly at depths of 5,000 to 12,000 feet. These properties include 57 producing wells, over 30 recompletion opportunities, multiple proved undeveloped locations and potential infill drilling opportunities with potential downspacing to 20-acre spacing from the current 40-acre spacing.

        The Muy Grande Field in Duval County (100% working interest for properties in this field) contains multiple Wilcox reservoirs with established production from three zones and prospects mostly at depths from 9,000 to 16,000 feet. These properties include 11 producing wells, nine recompletion opportunities and multiple proved undeveloped locations.

        Southeast Texas Assets.    The southeast Texas properties to be acquired are in 10 active fields that are primarily in Liberty County. Prospects in this area are mainly in the Yegua, Cook Mountain and Wilcox sands at depths ranging mostly between 8,000 and 15,000 feet. The southeast Texas properties had total estimated proved reserves of approximately 31 Bcfe as of December 31, 2006, of which 47% were proved developed and 83% were natural gas. The South Hardin Field contains approximately 68% of these estimated proved reserves, primarily in the Wilcox trend. These properties include 34 producing wells, five recompletion opportunities and multiple proved undeveloped locations.

        In addition to the properties and related acreage, we will acquire from Smith certain gathering facilities and ownership of approximately 13 miles of natural gas gathering pipelines and related infrastructure serving certain producing assets in southeast Texas. The pipeline system transports what will, after closing of the acquisition, be our natural gas as well as third-party natural gas.

        Exploration Ventures with Smith.    We will also acquire 25% of Smith's option and leasehold rights in an approximate 95 square mile 3-D exploration area with approximately 30,000 gross acres of leases and options located in the Mission project area in Hidalgo County in south Texas, with a primary focus on the Vicksburg formation.

        Separately, we expect to enter into an agreement to acquire a 12.5% working interest in an approximate 160 square mile 3-D exploration area with approximately 55,000 gross acres of leases and options located in the Yates Ranch/Hostetter project area in McMullen and Duval Counties in south Texas. Our working interest will be subject to a carried interest with respect to the first deep well planned to be drilled in this area, so, as a result, we will be responsible for 25% of the cost of that well (or approximately $3 million net), which is expected to be spud early in 2007. The 160 mile 3-D area increases our exposure to the Middle and Deep Wilcox trend. Furthermore, this venture will allow us to participate in a proposed additional 3-D shoot covering approximately 120 square miles near the Yates Ranch within the Wilcox trend. We also expect to enter into an agreement to acquire 25% of Smith's option and leasehold rights in an approximate 105 square mile 3-D exploration area with approximately 60,000 gross acres of leases and options in Newton County in southeast Texas and Beauregard Parish, Louisiana with a focus on prospects in the Frio, Yegua and Wilcox formations at depths ranging between 4,000 and 10,000 feet. We expect these ventures to close concurrently with the Smith acquisition.

        Upon completion of the Smith acquisition, we expect to drill wells in the Mission project area and in the Yates Ranch/Hostetter area in 2007. At this time, we do not have any drilling plans for the Newton County or Beauregard Parish areas in 2007. Our drilling in these areas depends on, among other things, the results of wells drilled, other opportunities and further evaluation of seismic data.

  Additional Matters.

        We expect to pay an aggregate of $395 million for the Smith assets, subject to adjustment for the results of operations between the January 1, 2007 effective date and the closing date, which is anticipated to be January 31, 2007, as well as other purchase price adjustments. We expect to finance the Smith acquisition and refinance our existing revolving credit facility with the net proceeds from this offering and the concurrent preferred stock offering and borrowings under our proposed new revolving credit facility. If we do not complete the concurrent preferred stock offering or if the net proceeds are otherwise not sufficient, we expect to use borrowings under the proposed new bridge loan facility to fund the remaining portion of the purchase price. Please see "Proposed Financing—Pending Offering of Preferred Stock" below for more information.

        We have paid Smith a deposit of approximately $11 million to be applied against the purchase price payable at the closing. Generally, we are entitled to the return of the deposit upon termination of the related agreements, unless the closing has not occurred by January 31, 2007 and the respective agreements are then terminated because of failure to consummate the closing by such date if at the time of such termination Smith has fulfilled all of its conditions to closing.

        The obligations of the parties under the purchase and sale agreements related to the Smith acquisition are subject to certain conditions, including use of reasonable efforts by Smith to obtain waivers of preferential purchase rights and consents to assign, maximum specified amounts claimed with respect to certain title defects and environmental liabilities, the accuracy of representations and warranties and other specified closing conditions. Further, if a material adverse environmental condition exists that will result in liabilities exceeding 3% of the unadjusted purchase price, we may terminate the purchase and sale agreement relating to specified properties located outside of the Mission project area in our sole discretion and without liability to Smith. Under those agreements, we will assume preclosing and postclosing liabilities related to the purchased assets, subject to specified exclusions. The representations and warranties of Smith under the purchase and sale agreements will not survive the closing of the Smith acquisition. This offering is not conditioned on the completion of the Smith acquisition, and the Smith acquisition may not be completed successfully. Please see "Use of Proceeds" for more information.

        The intrastate pipeline system in Texas is regulated for safety compliance by the U.S. Department of Transportation (the "DOT") and the Texas Railroad Commission. In 2002, the United States Congress enacted the Pipeline Safety Improvement Act of 2002, which contains a number of provisions intended to increase pipeline operating safety. The DOT's final regulations implementing the 2002 act became effective in February 2004. Among other provisions, the regulations require that pipeline operators implement a pipeline integrity management program that must at a minimum include an inspection of gas transmission pipeline and nonrural gathering facilities within the next ten years, and at least every seven years thereafter. In December 2006, Congress enacted the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, which reauthorizes the programs adopted under the 2002 Act, proposes enhancements for state programs to reduce excavation damage to pipelines, establishes increased federal enforcement of one-call excavation programs, and establishes a new program for review of pipeline security plans and critical facility inspections. In addition, beginning in October 2005, the DOT's Pipeline and Hazardous Materials Safety Administration commenced a rulemaking proceeding to develop rules that would better distinguish onshore gathering lines from production facilities and transmission lines, and to develop safety requirements better tailored to gathering line risks. On March 15, 2006, the DOT revised its regulations to define more clearly the categories of gathering facilities subject to DOT regulation, establish new safety rules for certain gathering lines in rural areas, revise the current regulations applicable to safety and inspection of gathering lines in nonrural areas, and adopt new compliance deadlines. We are not able to predict with certainty the final impact of these new rules on the pipelines that we will acquire in the Smith acquisition.

        Benefits of the Recent Kerr McGee Acquisition and the Pending Smith Acquisition.    We believe that the Kerr McGee acquisition and the Smith acquisition are consistent with our stated business strategy and offer the following benefits:

  •
  Increased presence in south Texas, our largest core area.    The large majority of the properties being acquired are in south Texas, which is our largest core area. Approximately 70% of our estimated proved reserves at December 31, 2006 and 77% of our estimated December 2006 production were, on a pro forma basis for the Kerr McGee acquisition, in south Texas. Furthermore, 63% of our wells drilled in 2006 were completed in south Texas, with an apparent success rate of 76%. We operated approximately 34% of such estimated December 2006 production in south Texas. Another 52% of such estimated December 2006 production in south Texas is attributable to non-operated properties in which we have an average 68% working interest, conduct substantially all of the related geological and geophysical work and have significant influence over the timing of drilling. Our significant presence in south Texas and our detailed knowledge of the geological and geophysical attributes of the area have allowed us to build a strong track record of drilling success and exploitation of prior acquisitions in the area.

  •
  Potential cost savings and greater access to oilfield services.    We expect to generate cost savings from our ability to apply our extensive knowledge base regarding south Texas to exploit drilling opportunities in a cost effective manner and from economies of scale, specifically our ability to share equipment, services and personnel due to the overlapping locations of south Texas properties and general and administrative cost savings. As a larger customer following the Smith acquisition, we also believe that we will be able to obtain greater access and make longer commitments to oilfield service providers.

  •
  Increased operatorship.    We expect to operate approximately 97% of our acquired production from the Smith assets, which will increase our operatorship from approximately 46% to approximately 68% during December 2006 on a pro forma basis for the Smith and Kerr McGee acquisitions. We believe operatorship of these assets will give us the ability to exercise greater control over timing of drilling and costs and therefore make our production, revenue and expenses more predictable. Furthermore, operatorship gives us the ability to more fully utilize our technical expertise in the region.

  •
  Longer reserve life.    Our estimated proved reserves at December 31, 2006 of approximately 102 Bcfe include our recent acquisition of the Kerr McGee assets. Based on these estimated reserves and our annualized estimated December 2006 production, pro forma for the Kerr McGee assets, of approximately 16 Bcfe, our reserve to production ratio was approximately six years. Based on our estimated proved reserves of approximately 225 Bcfe at December 31, 2006, pro forma for the Smith acquisition, and based on the annualized estimated December 2006 production of Edge, pro forma for the Kerr McGee assets and the Smith assets, of approximately 30 Bcfe, our pro forma reserve to production ratio increases from six years to eight years. This increase in our reserve life reflects the significant increase in our drilling inventory due to the recompletion opportunities and proved undeveloped locations associated with the Smith assets as well as the generally longer reserve life of the Smith properties compared to our current property base.

  •
  Potential upside.    We have identified potential exploratory well upside opportunities in the main fields covered by the Smith assets and the Kerr McGee assets, and we believe there is unidentified upside in the exploration ventures with Smith in the Mission, Yates Ranch/Hostetter and Newton County project areas and in the potential infill drilling opportunities in the Flores/Bloomberg field. Accordingly, we believe that these acquisitions are consistent with our strategy of seeking acquisitions of proven properties with potential exploration and exploitation upside.

  •
  New growth platform in southeast Texas.    The Smith acquisition also provides us with a new operational area in southeast Texas. We believe that southeast Texas could provide us with another growth platform with recompletion, proved undeveloped, and other exploitation and exploration opportunities.

Proposed Financing

        Pending Offering of Preferred Stock.    We are concurrently offering 2,000,000 shares of Series A cumulative convertible perpetual preferred stock (plus up to 300,000 additional shares subject to the underwriters' over-allotment option) pursuant to our existing shelf registration statement.

        The preferred stock offering is expected to close concurrently with this offering and provide net proceeds of approximately $96 million. This offering and the concurrent preferred stock offering are not contingent upon each other.

        Dividends.    The preferred stock will accumulate dividends at a rate of $         for each share of preferred stock per year. Dividends will be cumulative from the date of first issuance and, to the extent payment of dividends is not prohibited by our debt agreements, assets are legally available to pay dividends and our board of directors or an authorized committee of our board declares a dividend payable, we will pay dividends in cash, every quarter.

        No dividends or other distributions (other than a dividend payable solely in shares of a like or junior ranking) may be paid or set apart for payment upon any shares ranking equally with the preferred stock ("parity shares") or shares ranking junior to the preferred stock ("junior shares"), nor may any parity shares or junior shares be redeemed or acquired for any consideration by us (except by conversion into or exchange for shares of a like or junior ranking) unless all accumulated and unpaid dividends have been paid or funds therefor have been set apart on the preferred stock and any parity shares.

        Liquidation preference.    In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of preferred stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock (including common stock), but after any distribution on any of our indebtedness or senior stock, a liquidation preference in the amount of $50 per share of the preferred stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution.

        Ranking. Our preferred stock will rank:

  •
  senior to all of the shares of our common stock and to all of our other capital stock issued in the future unless the terms of such capital stock expressly provide that it ranks senior to, or on a parity with, shares of our preferred stock;

  •
  on a parity with all of our other capital stock issued in the future the terms of which expressly provide that it will rank on a parity with the shares of our preferred stock; and

  •
  junior to all of our existing and future debt obligations and to all shares of our capital stock issued in the future the terms of which expressly provide that such shares will rank senior to the shares of our preferred stock.

        Mandatory conversion. On or after January 20, 2010, we may, at our option, cause shares of our preferred stock to be automatically converted at the applicable conversion rate, but only if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately preceding the date we give the conversion notice equals or exceeds 130% of the conversion price in effect on each such trading day.

        Optional redemption.    If fewer than 15% of the shares of preferred stock issued in the concurrent preferred stock offering (including any additional shares issued pursuant to the underwriters' over-allotment option) are outstanding, we may, at any time on or after January 20, 2010, at our option, redeem for cash all such preferred stock at a redemption price equal to the liquidation preference of $50 plus any accrued and unpaid dividends, if any, on a share of preferred stock to, but excluding, the redemption date, for each share of preferred stock.

        Conversion rights.    Each share of preferred stock may be converted at any time, at the option of the holder, into approximately            shares of our common stock (which is based on an initial conversion price of $            per share of common stock, subject to adjustment) plus cash in lieu of fractional shares, subject to our right to settle all or a portion of any such conversion in cash or shares of our common stock. If we elect to settle all or any portion of our conversion obligation in cash, the conversion value and the number of shares of our common stock we will deliver upon conversion (if any) will be based upon a 20 trading day averaging period.

        Upon any conversion, the holder will not receive any cash payment representing accumulated and unpaid dividends on the preferred stock, whether or not in arrears, except in limited circumstances. The conversion rate is equal to $50 divided by the conversion price at the time. The conversion price is subject to adjustment upon the occurrence of certain events. The conversion price on the conversion date and the number of shares of our common stock, as applicable, to be delivered upon conversion may be adjusted if certain events occur.

        Purchase upon fundamental change.    If we become subject to a fundamental change (as defined herein), each holder of shares of preferred stock will have the right to require us to purchase any or all of its shares at a purchase price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends, to the date of the purchase. We will have the option to pay the purchase price in cash, shares of common stock or a combination of cash and shares. Our ability to purchase all or a portion of preferred stock for cash is subject to our obligation to repay or repurchase any outstanding debt required to be repaid or repurchased in connection with a fundamental change and to any contractual restrictions then contained in our debt.

        Conversion in connection with a fundamental change.    If a holder elects to convert its shares of our preferred stock in connection with certain fundamental changes, we will in certain circumstances increase the conversion rate for such preferred stock. Upon a conversion in connection with a fundamental change, the holder will be entitled to receive a cash payment for all accumulated and unpaid dividends.

        A "fundamental change" will be deemed to have occurred upon the occurrence of any of the following:

  1.
  a "person" or "group" subject to specified exceptions, disclosing that the person or group has become the direct or indirect ultimate "beneficial owner" of our common equity representing more than 50% of the voting power of our common equity other than a filing with a disclosure relating to a transaction which complies with the proviso in subsection 2 below;

  2.
  consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to the transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after the event shall not be a fundamental change;

  3.
  we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution; or

  4.
  our common stock is neither listed on a national securities exchange nor listed nor approved for quotation on an over-the-counter market in the United States.

        However, a fundamental change will not be deemed to have occurred in the case of a share exchange, merger or consolidation, or in an exchange offer having the result described in subsection 1 above, if 90% or more of the consideration in the aggregate paid for common stock (and excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the share exchange, merger or consolidation or exchange offer consists of common stock of a United States company traded on a national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such transaction).

        Voting rights.    If we fail to pay dividends for six quarterly dividend periods (whether or not consecutive) or if we fail to pay the purchase price on the purchase date for the preferred stock following a fundamental change, holders of our preferred stock will have voting rights to elect two directors to our board.

        In addition, we may generally not, without the approval of the holders of at least 66 2/3% of the shares of our preferred stock then outstanding:

  •
  amend our restated certificate of incorporation, as amended, by merger or otherwise, if the amendment would alter or change the powers, preferences, privileges or rights of the holders of shares of our preferred stock so as to adversely affect them;

  •
  issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any senior stock; or

  •
  reclassify any of our authorized stock into any senior stock of any class, or any obligation or security convertible into or evidencing a right to purchase any senior stock.

        Proposed New Credit Facilities.    In connection with the Smith acquisition, we have received a commitment letter from Union Bank of California in which it has committed to act as exclusive administrative agent for:

  •
  a senior, first lien secured borrowing base revolving credit facility for us and certain of our subsidiaries in an amount equal to $750 million, of which only $320 million will be available under the borrowing base established at the closing of the facility, with a letter of credit sublimit of $20 million, and

  •
  a $250 million senior, second lien secured bridge loan facility (collectively, the "Proposed Credit Facilities").

        The Proposed Credit Facilities are intended, together with the net proceeds from this offering and the concurrent preferred stock offering, to enable us to fund the Smith acquisition, refinance our existing credit facility and have sufficient additional availability under the proposed revolving credit facility to fund our near term operations. We do not expect to enter into the bridge loan facility unless we do not raise funds of at least $200 million in this offering and the concurrent preferred stock offering. If we raise less than $200 million in this offering and the concurrent preferred stock offering, we would expect to subsequently seek a second lien term loan from the lenders under the Proposed Credit Facilities. The commitment of the lenders for the Proposed Credit Facilities is subject to, among other things, the completion of all legal and business due diligence in the lenders' sole discretion, our concurrent completion of the Smith acquisition, our entry into certain hedging arrangements for oil and natural gas satisfactory to the lenders, the negotiation and execution of definitive credit documentation, our maintenance of a minimum amount of liquidity of $25 million, the satisfaction of the lenders with respect to title to at least 80% of our oil and natural gas properties which are categorized as "proved, developed and producing" and title to at least 80% of our properties categorized as "total proved," in each case after the Smith acquisition, and certain other specified terms and conditions. We may not be able to enter into definitive credit documentation on the terms described or at all, and, if we do not, we may not be able to complete the Smith acquisition. See "Risk Factors—Risks Relating to the Pending Smith Acquisition and the Recent Kerr McGee Acquisition—We may not complete the Smith acquisition. If we do not complete the Smith acquisition, the net proceeds we receive from this offering will not be used to fund the Smith acquisition and may not be used in a manner as beneficial to us."

        In connection with the proposed revolving credit facility, we have agreed to pay an amount equal to 1.00% of the initial borrowing base established under the facility, due and payable on the closing date of the facility. With respect to the proposed bridge loan facility, (1) we have also agreed to pay an amount equal to 0.50% of the commitments under the facility on the earliest to occur of (a) the closing date of the facility (regardless of whether the loans under the facility are advanced), (b) the date on which we notify the administrative agent in writing of our election to not close the facility or (c) February 28, 2007, and (2) if the loans evidenced by such commitment are actually advanced to us, an additional amount shall be owed on the closing date equal to 1.00% of the principal balance so advanced. We have also agreed to pay the administrative agent certain other administrative fees, fronting fees and work fees in connection with the commitment.

        The proposed revolving credit facility is expected to have a maturity date of four years from the closing date and to bear interest at a rate ranging from LIBOR plus an applicable margin ranging from 1.25% to 2.5% based on usage, with an unused commitment fee ranging from 0.50% to 0.25%. The bridge loan facility is expected to have a maturity of 364 days from the closing date and to bear an interest rate of LIBOR plus an applicable margin ranging from 4.75% to 6.75%.

        We expect that the facilities will provide for certain restrictions, including, but not limited to, limitations on additional borrowings, sales of oil and natural gas properties or other collateral, and engaging in merger or consolidation transactions. The facilities are also expected to restrict dividends and certain distributions of cash or properties and certain liens. We expect the facilities will also contain financial covenants including, without limitation, the following:

  •
  An EBITDAX to interest expense ratio will require that as of the last day of each fiscal quarter the ratio of (a) our consolidated EBITDAX (defined as EBITDA plus similar non-cash items and exploration and abandonment expenses for such period) to (b) our consolidated interest expense, not be less than 2.5 to 1.0, in the case of the revolving credit facility, and 2.0 to 1.0 in the case of the bridge loan facility calculated on a cumulative quarterly basis for the first 12 months after the closing of the credit facilities and then on a rolling four quarter basis.

  •
  A current ratio will require that as of the last day of each fiscal quarter the ratio of our consolidated current assets to our consolidated current liabilities, as defined in the credit facilities, be at least 1.0 to 1.0.

  •
  A maximum leverage ratio will require that as of the last day of each fiscal quarter the ratio of (a) Total Indebtedness (as defined in the credit facilities) to (b) an amount equal to consolidated EBITDAX be not greater than 3.0 to 1.0, in the case of the revolving credit facility, and 3.5 to 1.0 in the case of the bridge loan facility, calculated on a cumulative quarterly basis for the first 12 months after the closing of the credit facilities and then on a rolling four quarter basis.

        In addition, the proposed bridge loan facility is expected to contain a minimum reserve coverage ratio that will require that as of the last day of each fiscal quarter the ratio of (a) our present value of future net cash flows attributable to estimated reserves discounted at 10% per year to (b) our total debt be at least 1.3 to 1.0, beginning at the closing of the bridge loan facility, and at least 1.5 to 1.0 beginning six months after the closing of the bridge loan facility. We will not be permitted to pay any dividends on our capital stock while any portion of the bridge loan facility is outstanding.

        We expect the facilities will include other covenants and events of default that are customary for similar facilities.

Certain Expected Effects of the Smith Acquisition and the Offerings on Our Results of Operations and Financial Condition

        IRS Regulations restrict utilization of net loss carryforwards ("NOLs") for any company in which an "ownership change" (as defined in Section 382 of the Internal Revenue Code) has occurred. We have performed required testing and have concluded that an "ownership change" will occur in connection with the offerings. As a result, we believe that our NOL utilization will be limited to approximately $12 million per year in the future.

        We believe our general and administrative expenses for the first quarter of 2007 will be negatively impacted by approximately $0.6 million of expenses related to the Smith acquisition.

Core Areas of Operation

        The table below sets forth certain historical estimated proved reserve information as of December 31, 2006 and estimated average production information for the month of December 2006 and percentages of pro forma estimated total reserves as of December 31, 2006 and pro forma estimated average production for the month of December 2006 for Edge, the Kerr McGee assets and the Smith assets for each of our operational areas described under "Summary—Summary of 2006 Drilling Activity and Operating Results."

	Estimated Proved Reserves as of December 31, 2006 (Bcfe)	Percentage of Pro Forma Estimated Proved Reserves as of December 31, 2006	Estimated Production in December 2006 (MMcfe/day)	Percentage of Pro Forma Estimated Average Production in December 2006
Edge(1):
South Texas	71	31%	31	38%
Southeast Texas	—	—	—	—
Mississippi Interior Salt Basin	15	7%	3	4%
Permian Basin—Southeast New Mexico	7	3%	6	7%
South Louisiana	9	4%	1	1%
Fayetteville Shale—Arkansas	—	—	—	—
Floyd Shale—Mississippi and Alabama	—	—	—	—
Kerr McGee Assets(1):
South Texas	—	—	3	4%
Smith Assets(2):
South Texas	92	41%	21	26%
Southeast Texas	31	14%	16	20%

Pro Forma Total:	225	100%	81	100%

(1)
Because we acquired the Kerr McGee assets prior to December 31, 2006, those assets are included in the estimated proved reserves for Edge as of December 31, 2006. Edge production includes production from the Kerr McGee assets from December 28, 2006, the date we acquired the assets, through December 31, 2006. Kerr McGee assets includes production from the assets from December 1, 2006 to December 27, 2006.

(2)
The estimated proved reserve information for the Smith assets has been the subject of an oversight review letter by Ryder Scott, which is attached as Annex B to this Prospectus Supplement.

MANAGEMENT

        The following table sets forth certain information with respect to our executive officers and members of the board of directors as of January 1, 2007.

Name	Age	Position
John W. Elias	66	Director, Chairman of Board, President & Chief Executive Officer
Michael G. Long	54	Executive Vice President, Chief Financial Officer & Treasurer
John O. Tugwell	43	Executive Vice President & Chief Operating Officer
Thurman Andress	73	Director
Vincent S. Andrews	66	Director
Jonathan M. Clarkson	56	Director
Michael A. Creel	53	Director
Stanley S. Raphael	71	Director
John Sfondrini	58	Director
Robert W. Shower	69	Director
David F. Work	61	Director

        John W. Elias has served as our Chief Executive Officer and Chairman of the Board since November 1998 and as President since January 2000. From April 1993 to September 30, 1998, he served in various senior management positions, including Executive Vice President of Seagull Energy Corporation, a company engaged in oil and natural gas exploration, development and production and pipeline marketing. Prior to April 1993, Mr. Elias served in various positions for more than 30 years, including senior management positions with Amoco Corporation, a major integrated oil and gas company. Mr. Elias has more than 40 years of experience in the oil and natural gas exploration and production business.

        Michael G. Long has served as our Executive Vice President and Chief Financial Officer since April 2005 and as Senior Vice President and Chief Financial Officer since December 1996, and as Treasurer of the Company since October 2004. Mr. Long served as Vice President—Finance of W&T Offshore, Inc., an oil and natural gas exploration and production company, from July 1995 to December 1996. From May 1994 to July 1995, he served as Vice President of the Southwest Petroleum Division for Chase Manhattan Bank, N.A. Prior thereto, he served in various capacities with First National Bank of Chicago, most recently that of Vice President and Senior Corporate Banker of the Energy and Transportation Department, from March 1992 to May 1994. Mr. Long received a B.A. in Political Science and a M.S. in Economics from the University of Illinois.

        John O. Tugwell has served as our Executive Vice President and Chief Operating Officer since April 2005 and prior to that served as Senior Vice President of Production and Chief Operating Officer since March 2004 and prior to that as our Vice President of Production since March 1997. He served as Senior Petroleum Engineer of our predecessor corporation since May 1995. From 1986 to May 1995, Mr. Tugwell held various reservoir/production engineering positions with Shell Oil Company, most recently that of Senior Reservoir Engineer. Mr. Tugwell holds a B.S. in Petroleum Engineering from Louisiana State University. Mr. Tugwell is a registered Professional Engineer in the State of Texas.

        Thurman Andress has served as a director on our board since November 2002. Since October 2006, Mr. Andress has served as the managing director of BreitBurn Management Company, LLC, which operates the assets and performs other administrative services for BreitBurn Energy Partners L.P. (a publicly traded limited partnership) and BreitBurn Energy Company LP (a subsidiary of Provident Energy Trust, a Canadian royalty trust). These BreitBurn entities are engaged in oil and gas production with operations primarily in California and Wyoming. From October 1998 to October 2006, he served as the Managing Director-Houston of BreitBurn Energy Company LP. Since 2005, Mr. Andress has served as managing partner of a family-owned partnership, Andress Oil & Gas LLP, which has various oil and gas interests and overriding royalty interests. Mr. Andress has over 40 years of experience in the oil and gas industry. He is the chairman of our compensation committee and is a member of our audit committee.

        Vincent S. Andrews has served as a director on our board since December 1996 and served as a director of our corporate predecessor from April 1991 until our initial public offering in March 1997. Mr. Andrews has been an active investor in our corporate predecessor since 1988. Mr. Andrews has, for more than five years, served as President of Vincent Andrews Management Corporation, a privately held management company primarily involved in personal financial management. Mr. Andrews is a member of our audit committee.

        Jonathan M. Clarkson has served as a director on our board since October 2005. Since 2003, Mr. Clarkson has served as President, Houston Region, of Texas Capital Bank. From May 2001 to October 2002, Mr. Clarkson served as President, Chief Financial Officer and a director of Mission Resources Corp., an independent oil and gas exploration and production company. From 1999 through 2001, Mr. Clarkson served as President, Chief Operating Officer and a director of Bargo Energy Company, a private company engaged in the acquisition and exploitation of onshore oil and natural gas properties, which merged with Mission Resources in May 2001. Mr. Clarkson is a member of our audit and compensation committees.

        Michael A. Creel has served as a director on our board since October 2005. Since January 2001, Mr. Creel has served as the Executive Vice President & Chief Financial Officer of Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P., a publicly traded limited partnership that owns and operates midstream energy assets. Since February 2006, Mr. Creel has also served as a director for Enterprise Products GP, LLC, and from 2000 to 2001 served as its Senior Vice President and Chief Financial Officer. Since April 2005, he also has served as the President and Chief Executive Officer and a director of EPE Holdings, LLC, the general partner of Enterprise GP Holdings, L.P., a publicly traded limited partnership that owns and operates Enterprise Products GP, LLC. Since February 2006, Mr. Creel has served on the board of Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P. Mr. Creel is a member of our audit and corporate governance/nominating committees.

        Stanley S. Raphael has served as a director on our board since December 1996 and prior to that served as a director on the board of our corporate predecessor from April 1991 until our initial public offering in March 1997. For more than five years, Mr. Raphael has been primarily engaged as a management consultant and is presently the sole owner and director of Trade Consultants, Inc., a management consulting firm. He is also a director and the retired Chairman of American Polymers Inc., a polystyrene manufacturer and plastics distributor. Previously, he was active in trading crude oil, petroleum products, LPG, petrochemicals and plastics worldwide. Mr. Raphael is a member of our corporate governance/nominating committee.

        John Sfondrini has served as a director on our board since December 1996 and prior to that he served as director on the board of our corporate predecessors from 1986, when he arranged for the capitalization of a predecessor partnership. For more than five years, he has been self-employed as a consultant that assists his clients in raising and investing private capital for growth-oriented companies in multiple industry segments, including oil and gas. Mr. Sfondrini is a member of our corporate governance/nominating committee.

        Robert W. Shower has served as a director on our board since March 1997. From December 1993 until his retirement in April 1996, Mr. Shower served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation, a company engaged in oil and gas exploration, development and production and pipeline marketing. From March 1992 to December 1993, he served as such company's Senior Vice President and Chief Financial Officer. Until May 2002, Mr. Shower served as a director of Lear Corporation and Nuevo Energy Company. Since November 2005, Mr. Shower has served as a director of Regency GP, LLC, which is the general partner and manager of Regency Energy Partners LP, a publicly traded limited partnership engaged in midstream energy operations, including gathering, processing, marketing and transportation of natural gas and natural gas liquids. Mr. Shower is the chairman of our audit committee and is a member of our compensation committee.

        David F. Work has served as a director on our board since November 2002. For more than five years prior to October 2000, he served in various management capacities with BP Amoco and BP, including regional president of BP and executive vice president of Amoco. Since his retirement from BP in 2000 and until October 2003, he served as the Chairman of Energy Virtual Partners, Inc., a private company engaged in the business of managing under-resourced oil and gas properties. Mr. Work is the chairman of our corporate governance/nominating committee and is a member of our compensation committee.

UNDERWRITING

        Subject to the terms and conditions in an underwriting agreement dated January            , 2007, the underwriters named below, for whom Raymond James & Associates, Inc. and J.P. Morgan Securities Inc., are acting as representatives, have severally agreed to purchase from us the number of shares of our common stock set forth opposite their names:

Underwriter	Number of Shares
Raymond James & Associates, Inc.
J.P. Morgan Securities Inc.
Johnson Rice & Company L.L.C.
SunTrust Capital Markets, Inc.
BMO Capital Markets Corp.

Total	9,200,000

        The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus supplement are subject to approval by their counsel of legal matters and to other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus supplement if any of the shares are purchased, other than those covered by the over-allotment option described below.

        The underwriters propose to offer our common stock directly to the public at the public offering price indicated on the cover page of this prospectus supplement and to various dealers at that price less a concession not in excess of $            per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $            per share to other dealers. If all of the shares of common stock are not sold at the public offering price, the underwriters may change the public offering price and other selling terms. The shares of our common stock are offered by the underwriters as stated in this prospectus supplement, subject to receipt and acceptance by them. The underwriters reserve the right to reject an order for the purchase of the shares of common stock in whole or in part.

Over-Allotment Option

        We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase from time to time up to an aggregate of 1,380,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. If the underwriters exercise their over-allotment option to purchase these additional shares of common stock, each underwriter, subject to certain conditions, will become obligated to purchase its pro rata portion of these additional shares based on the underwriter's percentage purchase commitment in this offering as indicated in the table above. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of commons stock offered in this offering.

Discounts and Expenses

        The following table shows the amount per share and total underwriting discounts we will pay to the underwriters (dollars in thousands, except per share). The amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Total
	Per Share	No Exercise	Full Exercise
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

        We estimate that the total expenses payable by us in connection with this offering, exclusive of underwriting discounts and commissions, will be approximately $0.6 million.

Indemnification

        We have agreed to indemnify the underwriters against various liabilities that may arise in connection with this offering, including liabilities under the Securities Act for errors or omissions in this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part. However, we will not indemnify the underwriters if the error or omission was the result of information the underwriters supplied in writing for inclusion in this prospectus supplement or the registration statement. If we cannot indemnify the underwriters, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities. Our contribution would be in the proportion that the proceeds (after underwriting discounts and commissions) that we receive from this offering bear to the proceeds (from underwriting discounts and commissions) that the underwriters receive. If we cannot contribute in this proportion, we will contribute based on our fault and benefit, as set forth in the underwriting agreement.

Lock-up Agreements

        We have agreed that for a period of 90 days after the date of this prospectus supplement, we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of Raymond James & Associates, Inc. and J.P. Morgan Securities Inc., other than the offering and sale in this offering and in our concurrent offering of preferred stock, the issuance by us of any securities or options to purchase common stock under our current employee benefit plans, the issuance by us of securities in exchange for or upon conversion of our securities described herein or the issuance of securities in connection with acquisitions and private placements by us; provided, however, that the recipients of such securities in private placements and acquisitions agree in writing to be bound by these restrictions with respect to such securities. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        Our directors and executive officers have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of Raymond James & Associates, Inc. and J.P. Morgan Securities Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, except, in each case, for (A) transfers of shares of common stock or securities convertible into common stock as a gift of gifts or as intra family transfers or transfers to trusts or family limited partnerships for estate planning purposes, (B) transfers of common stock or any security convertible into common stock by will or intestacy, (C) bona fide pledges of common stock existing on the date of such lock up agreements or (D) subsequent pledges of common stock if the pledgee of such common stock agrees in writing to be bound by these restrictions. In addition, our directors and executive officers have agreed that, without the prior written consent of Raymond James & Associates, Inc. and J.P. Morgan Securities Inc., they will not, during the period ending 90 days after the date of this prospectus supplement, make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Stabilization

        Until this offering is completed, rules of the SEC may limit the ability of the underwriters and various selling group members to bid for and purchase our common shares. As an exception to these rules, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

  •
  short sales,

  •
  syndicate covering transactions,

  •
  imposition of penalty bids, and

  •
  purchases to cover positions created by short sales.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering and purchasing shares of common stock from us or in the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

        Each underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, each underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares pursuant to the over-allotment option.

        A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this offering to repay the selling concession received by them.

        As a result of these activities, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them without notice at any time. The underwriters may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Affiliations

        Some of the underwriters or their affiliates, including Raymond James & Associates, Inc. and Johnson Rice & Company L.L.C., have in the past and may in the future provide investment banking, financial advisory or other financial services for us, for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. Affiliates of J.P. Morgan Securities Inc. and SunTrust Capital Markets, Inc. may become lenders under our Proposed Credit Facilities, which are described under "The Acquisitions—Proposed Financing—Proposed New Credit Facilities." In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Discretionary Accounts

        The underwriters may confirm sales of the shares of common stock offered by this prospectus supplement to accounts over which they exercise discretionary authority but do not expect those sales to exceed 5% of the total shares of common stock offered by this prospectus supplement.

Listing

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "EPEX."

Electronic Prospectus Supplement

        A prospectus supplement and accompanying prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus supplement and accompanying prospectus in electronic format, the information on any underwriter's or any selling group member's website and any information contained in any other website maintained by the underwriters or any selling group member is not part of this prospectus supplement and accompanying prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or any underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS

        The validity of the common stock offered under this prospectus supplement will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters in connection with the common stock offered under this prospectus supplement will be passed upon for the underwriters by Porter & Hedges, L.L.P., Houston, Texas and Davis Polk & Wardwell, New York, New York.

EXPERTS

        The consolidated financial statements appearing in Edge Petroleum Corporation's Annual Report on Form 10-K for the year ended December 31, 2005 and Edge Petroleum Corporation's management's report on the effectiveness of internal control over financial reporting as of December 31, 2005 included therein and the financial statements of Cinco Energy Corporation as of and for the nine months ended September 30, 2005, appearing in Edge Petroleum Corporation's Form 8-K/A filed on February 13, 2006 have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as set forth in their reports included therein and incorporated herein by reference and have been so incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The statements of revenues and direct operating expenses of the oil and natural gas properties to be acquired from Smith Production Inc. for each of the years in the three-year period ended December 31, 2005, appearing in Edge Petroleum Corporation's Current Report on Form 8-K filed on January 16, 2007 have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as set forth in their reports included therein and incorporated herein by reference and have been so incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The letter reports of Ryder Scott Company, L.P. and W.D. Von Gonten & Co., each independent consulting petroleum engineers, and certain information as of December 31, 2003, 2004 and 2005 with respect to the oil and natural gas reserves associated with our oil and natural gas properties derived from such reports has been included and incorporated by reference in this prospectus supplement upon the authority of each such firm as experts with respect to matters covered by such reports and in giving such reports. Certain information with respect to the oil and natural gas reserves as of December 31, 2006 associated with the Smith acquisition has been the subject of an oversight review letter by Ryder Scott Company, L.P., and such review letter has been included as Annex B to this prospectus supplement upon the authority of said firm as experts with respect to matters covered by such review letter and in giving such review letter. We expect to receive reports of Ryder Scott Company, L.P. and W.D. Von Gonten & Co. with respect to the estimated oil and natural gas reserves as of December 31, 2006 on or about January 19, 2007 and that certain information derived from such reports will be included in this prospectus supplement upon the authority of each such firm as experts with respect to matters covered by such reports and in giving such reports.

FORWARD-LOOKING INFORMATION

        This document and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include the information concerning our possible or assumed future results of operations, including statements about the following subjects:

  •
  benefits, effects or results of the Kerr McGee acquisition and the Smith acquisition, or the timing, final purchase price, financing or completion of, the Smith acquisition, including exploration and exploitation potential

  •
  timing and completion of the concurrent preferred stock offering

  •
  timing and completion of the Proposed Credit Facilities

  •
  business strategy and future results or effects of any competitive strengths

  •
  drilling plans (including scheduled and budgeted wells)

  •
  our 3-D project portfolio

  •
  future general and administrative expenses on a per unit of production basis

  •
  future growth and expansion

  •
  future exploration

  •
  future seismic data (including timing and results)

  •
  expansion of operations

  •
  future capital expenditures (or funding thereof) and working capital

  •
  sufficiency of future working capital

  •
  borrowings and capital resources and liquidity and future debt-to-capital ratio

  •
  expansion and improvement of capabilities

  •
  ability to access oil field services

  •
  future compensation programs

  •
  new focus on core areas

  •
  new prospects and drilling locations

  •
  new alliances

  •
  projected rates of return

  •
  projected cash flows from operations

  •
  future natural gas price environment

  •
  expectation or timing of reaching payout

  •
  outcome, effects or timing of any legal proceedings or contingencies

  •
  the number, timing or results of any wells

  •
  the plans for timing, interpretation and results of new or existing seismic surveys or seismic data

  •
  future production or reserves

  •
  future acquisition of leases, lease options or other land rights

  •
  additional reserves and reserve increases

  •
  enhancement of visualization and interpretation strengths

  •
  any other statements regarding future operations, financial results, opportunities, growth business plans and strategy and other statements that are not historical facts

        Forward-looking statements in this prospectus supplement and in the accompanying prospectus or in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus are identifiable by use of the following words and other similar expressions, among others:

  •
  "anticipate"

  •
  "believe"

  •
  "budgeted"

  •
  "could"

  •
  "estimate"

  •
  "expect"

  •
  "forecast"

  •
  "intend"

  •
  "may"

  •
  "might"

  •
  "plan"

  •
  "potential"

  •
  "predict"

  •
  "project"

  •
  "should"

  •
  "try"

        In addition to those factors discussed in (1) this prospectus supplement under "Risk Factors," (2) the accompanying prospectus under "Risk Factors" beginning on page 4 and (3) the documents that we include in or incorporate by reference into this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our subsequent SEC filings, the following factors could cause our future results of operations to differ materially from those expressed in the forward-looking statements included in this document or incorporated by reference:

  •
  failure to complete the Smith acquisition

  •
  failure to complete the concurrent preferred stock offering

  •
  failure to enter into the Proposed Credit Facilities

  •
  whether the conditions to closing of the Smith acquisition are satisfied

  •
  actions or elections by Smith related to the Smith acquisition

  •
  drilling plans (including scheduled and budget wells)

  •
  the number, timing or results of any wells

  •
  volatility and declines in oil and natural gas prices

  •
  final board approval of our 2007 capital budget

  •
  changes in wells operated and in reserve estimates, including estimates relating to the properties acquired from Smith and Kerr McGee

  •
  future growth and expansion

  •
  future exploration

  •
  future seismic data (including timing and results)

  •
  integration of new technologies into operations

  •
  future capital expenditures (or funding thereof) and working capital

  •
  borrowings and capital resources and liquidity

  •
  changes in strategy and business discipline

  •
  future tax matters

  •
  outcome, effects or timing of legal proceedings

  •
  any loss of key personnel

  •
  the plans for timing, interpretation and results of new or existing seismic surveys or seismic data

  •
  geopolitical events affecting oil and natural gas prices

  •
  the effect of litigation and contingencies

  •
  whether factors related to the contingent drilling program are satisfied, including drilling results, future leasing, and the availability of sufficient cash flow

  •
  ability to generate additional prospects

        You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at l-800-SEC-0330. The SEC also maintains an Internet website that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of The Nasdaq Stock Market which is located at 1735 K Street N.W., Washington, D.C. 20006.

        Our Internet website is located at http://www.edgepet.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

        We have filed a registration statement with the SEC to register the securities offered by this prospectus supplement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Internet website.

        The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement or the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), after the date of this prospectus supplement and prior to the termination of this offering. The documents we incorporate by reference are:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 14, 2006,

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended (1) March 31, 2006, as filed with the SEC on May 8, 2006, (2) June 30, 2006, as filed with the SEC on August 8, 2006, and (3) September 30, 2006, as filed with the SEC on November 9, 2006,

  •
  Our Current Reports on Form 8-K as filed with the SEC on February 13, 2006, March 15, 2006, May 30, 2006, June 13, 2006, August 29, 2006, November 22, 2006, December 18, 2006, December 22, 2006, January 5, 2007 and January 16, 2007, and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A as originally filed with the SEC on February 14, 1997, and as such Registration Statement may be amended from time to time for the purpose of updating, changing or modifying the description of our common stock.

        At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:

Edge Petroleum Corporation
1301 Travis, Suite 2000
Houston, Texas 77002
Attn: Investor Relations
(713) 654-8960

ANNEX A

Glossary of Terms

        The definitions set forth below shall apply to the indicated terms as used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

        After payout.    With respect to an oil or natural gas interest in a property, refers to the time period after which the costs to drill and equip a well have been recovered.

        Bbl.    One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

        Bbls/d.    Stock tank barrels per day.

        Bcf.    Billion cubic feet.

        Bcfe.    Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

        Before payout.    With respect to an oil and natural gas interest in a property, refers to the time period before which the costs to drill and equip a well have been recovered.

        Completion.    The installation of permanent equipment for the production of oil or natural gas or, in the case of a dry hole, the reporting of abandonment to the appropriate agency.

        Developed acreage.    The number of acres which are allocated or assignable to producing wells or wells capable of production.

        Development well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

        Dry hole or well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed the related oil and natural gas operating expenses and taxes.

        Exploratory well. A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

        Farm-in or farm-out.    An agreement whereunder the owner of a working interest in an oil and natural gas lease assigns the working interest or a portion thereof to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty and/or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

        Field.    An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

        Finding costs.    Costs associated with acquiring and developing proved oil and natural gas reserves which are capitalized by us pursuant to generally accepted accounting principles in the United States, including all costs involved in acquiring acreage, geological and geophysical work and the cost of drilling and completing wells, excluding those costs attributable to unproved property.

        Gross acres or gross wells.    The total acres or wells, as the case may be, in which a working interest is owned.

        MBbls.    One thousand barrels of crude oil or other liquid hydrocarbons.

        Mcf.    One thousand cubic feet.

        Mcf/d.    One thousand cubic feet per day.

        Mcfe.    One thousand cubic feet equivalent determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas. Prices have historically been higher or substantially higher for crude oil than natural gas on an energy equivalent basis although there have been periods in which they have been lower or substantially lower.

        MMcf.    One million cubic feet.

        MMcf/d.    One million cubic feet per day.

        MMcfe.    One million cubic feet equivalent determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas.

        MMcfe/d.    One million cubic feet equivalent per day.

        Net acres or net wells.    The sum of the fractional working interests owned in gross acres or gross wells.

        NGL's.    Natural gas liquids measured in barrels.

        NRI or Net Revenue Interests.    The share of production after satisfaction of all royalty, overriding royalty, oil payments and other nonoperating interests.

        Normally pressured reservoirs.    Reservoirs with a formation-fluid pressure equivalent to 0.465 PSI per foot of depth from the surface. For example, if the formation pressure is 4,650 PSI at 10,000 feet, then the pressure is considered to be normal.

        Over-pressured reservoirs.    Reservoirs subject to abnormally high pressure as a result of certain types of subsurface formations.

        Plant Products.    Liquids generated by a plant facility and include propane, iso-butane, normal butane, pentane and ethane.

        Present value.    When used with respect to oil and natural gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to nonproperty-related expenses such as general and administrative expenses, debt service and future income tax expense or to depletion, depreciation, and amortization, discounted using an annual discount rate of 10%.

        Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceeds production expenses and taxes.

        Proved developed nonproducing reserves.    Proved developed reserves expected to be recovered from zones behind casing in existing wells.

        Proved developed producing reserves.    Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and able to produce to market.

        Proved developed reserves.    Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

        Proved reserves.    The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

        Proved undeveloped location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

        Proved undeveloped reserves.    Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

        Recompletion.    The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

        Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

        Royalty interest.    An interest in an oil and natural gas property entitling the owner to a share of oil or natural gas production free of costs of production.

        3-D seismic.    Advanced technology method of detecting accumulations of hydrocarbons identified through a three-dimensional picture of the subsurface created by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

        Undeveloped acreage.    Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

        Working interest or WI.    The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

        Workover.    Operations on a producing well to restore or increase production.

ANNEX B

         January 11, 2007

Edge Petroleum Corporation
1301 Travis Street, Suite 2000
Houston, Texas 77002

Gentlemen:

        We have completed our oversight review of certain proved oil, gas, condensate and natural gas liquids reserves (the "Reserves") as of December 31, 2006 that are owned by Smith Production Inc. and that are to be acquired by Edge Petroleum Corporation (the "Company").

        The Company provided us with the following estimates with respect to the reserves:

Estimated Net Reserves and Income Data
Certain Leasehold and Royalty Interests of
Smith Production Inc.
As of December 31, 2006

	Proved
	Developed
				Total Proved
	Producing	Non-Producing	Undeveloped
Net Remaining Reserves
Oil/Condensate—Barrels	541,856	462,593	477,732	1,482,181
Plant Products—Barrels	846,048	865,791	703,625	2,415,464
Gas—MMCF	34,567	27,545	37,133	99,245
Income Data ($M)
Future Gross Revenue	$232,460.1	$195,904.0	$241,208.4	$669,572.5
Deductions	47,085.5	36,755.7	77,606.8	161,448.0

Future Net Income (FNI)	$185,374.6	$159,148.3	$163,601.6	$508,124.5
Discounted FNI @ 10%	$131,880.5	$43,368.7	$83,322.3	$258,571.5

        The Company informed us as follows: liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are sales gas expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located. The future gross revenue is after the deduction of production taxes. The deductions are comprised of the normal direct costs of operating the wells, ad valorem taxes, recompletion costs, and development costs. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist.

        The Company has informed us of hydrocarbon prices in effect at December 31, 2006 and of its forecasts of future prices which take into account SEC and Financial Accounting Standards Board (FASB) rules, current market prices, contract prices, and fixed and determinable price escalations where applicable.

        The Company has informed us that, in accordance with FASB Statement No. 69, December 31, 2006 market prices were determined using the daily oil price or daily gas sales price ("spot price") adjusted for oilfield or gas gathering hub and wellhead price differences (e.g. grade, transportation, gravity, sulfur and BS&W) as appropriate. The Company has also informed us that, in accordance with SEC and FASB specifications, changes in market prices subsequent to December 31, 2006 were not considered.

        The Company has informed us that for hydrocarbon products sold under contract, (i) the contract price including fixed and determinable escalations, exclusive of inflation adjustments, was used until expiration of the contract, and (ii) upon contract expiration, the price was adjusted to the current market price for the area and held at this adjusted price to depletion of the reserves.

        The Company has informed us of the operating costs for the leases and wells and that these costs include only those costs directly applicable to the leases or wells. The Company has informed us that, when applicable, the operating costs include a portion of general and administrative costs allocated directly to the leases and wells under terms of operating agreements. The Company has also informed us that no deduction was made for indirect costs such as general administration and overhead expenses, loan repayments, interest expenses, and exploration and development prepayments that are not charged directly to the leases or wells.

        The Company has furnished us with the development costs and informed us that such costs were based on authorizations for expenditure for the proposed work or actual costs for similar projects. The Company has also informed us that the estimated net cost of abandonment after salvage was included for properties where abandonment costs net of salvage are significant. The Company's estimate of zero abandonment costs after salvage value for onshore properties was used. Ryder Scott has not performed a detailed study of the abandonment costs nor the salvage value and makes no warranty for the Company's estimate.

        The Company has informed us that current costs were held constant throughout the life of the properties.

Summary Conclusions

        In our opinion, the proved reserves volumes for these properties estimated by the Company as of December 31, 2006 are generally reasonable in the aggregate but should be considered in light of the following observations.

1.
The Company has employed recognized geological and engineering techniques and procedures and adequate data to prepare an estimate of proved reserves as of December 31, 2006 consistent with guidelines established by the U.S. Securities and Exchange Commission. The definitions of proved reserves are included in the section entitled "Petroleum Reserves Definitions" which is attached with this report.

2.
The proved reserves as calculated by the Company are classified as being 35 percent developed producing, 29 percent developed non-producing (typically behind pipe) and 36 percent undeveloped. The undeveloped percentage is higher than most U.S. producers. The various reserve status categories are defined in the section entitled "Petroleum Reserves Definitions" which is attached with this report.

3.
The proved behind pipe reserves for the Flores Field were estimated using an average per well recovery from analogous completions in the area. Although the average per well reserves is reasonable, the range of the estimated ultimate recovery for these wells varied substantially. Additional petrophysical and geological analysis will be required to refine the individual well behind pipe reserves estimate.

4.
Most of the proved undeveloped locations were contained in the Flores, Muy Grande and Hardin South Fields. We reviewed in detail each location and the surrounding offsets for the Flores and Muy Grande Fields. We confirmed the Company's volumetric and material balance original-gas-in-place estimate for the Hardin South Field.

5.
The Company did not include any amounts for abandonment costs in their estimates of future net income based upon the Company's experience in these fields. The assumptions of a zero net abandonment cost for these properties may prove to be invalid.

6.
There are other instances where Ryder Scott could take exception to both reserves volumes and classifications but the overall effect is believed to be insignificant. The timing of initial production from many, perhaps most of the proved undeveloped locations appears to have been scheduled reasonably, but may be subject to unexpected delays related to weather, equipment, personnel and other factors.

Review Setting and Personnel

        Our review was conducted over a one week period beginning November 27, 2006 in the Houston office of the Company. Mr. Tom Powell and Ms. Jocelyn McCormack led the presentation on a field-by-field basis. Both were fully cooperative, well informed and prepared, and were candid in response to our questions. They made available to us all logs, maps and other information necessary for our review.

        The fields reviewed during this one week period comprised about 88 percent of the present value of the reserves discounted at 10 percent as estimated by the Company as of December 31, 2006.

        Ryder Scott was represented by the undersigned, and George Dames.

Operating and Capital Costs

        No attempt was made to independently validate the capital and operating costs used by the Company in its reserves study. Cost containment is a major issue in these fields.

General

        We appreciate the opportunity to work with you in this matter and for the cooperation provided by your staff. Please feel free to contact me if you have any questions or wish to discuss any aspect of this report.

Very truly yours,
RYDER SCOTT COMPANY, L.P.
/s/ Michael F. Stell
Michael F. Stell, P.E.
Senior Vice President

PETROLEUM RESERVES DEFINITIONS

SECURITIES AND EXCHANGE COMMISSION

INTRODUCTION

        Reserves are those quantities of petroleum which are anticipated to be commercially recovered from known accumulations from a given date forward. All reserve estimates involve some degree of uncertainty. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. It should be noted that Securities and Exchange Commission Regulation S-K prohibits the disclosure of estimated quantities of probable or possible reserves of oil and gas and any estimated value thereof in any documents publicly filed with the Commission.

        Reserves estimates will generally be revised as additional geologic or engineering data become available or as economic conditions change. Reserves do not include quantities of petroleum being held in inventory, and may be reduced for usage or processing losses if required for financial reporting.

        Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

PROVED RESERVES (SEC DEFINITIONS)

        Securities and Exchange Commission Regulation S-X Rule 4-10 paragraph (a) defines proved reserves as follows:

        Proved oil and gas reserves.    Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

  (i)
  Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes:

  (A)
  that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and

  (B)
  the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

  (ii)
  Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

  (iii)
  Estimates of proved reserves do not include the following:

    (A)
    oil that may become available from known reservoirs but is classified separately as "indicated additional reserves";

    (B)
    crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

    (C)
    crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

    (D)
    crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

        Proved developed oil and gas reserves.    Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

        Proved undeveloped reserves.    Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

        Certain Staff Accounting Bulletins published subsequent to the promulgation of Regulation S-X have dealt with matters relating to the application of financial accounting and disclosure rules for oil and gas producing activities. In particular, the following interpretations extracted from Staff Accounting Bulletins set forth the Commission staff's view on specific questions pertaining to proved oil and gas reserves.

        Economic producibility of estimated proved reserves can be supported to the satisfaction of the Office of Engineering if geological and engineering data demonstrate with reasonable certainty that those reserves can be recovered in future years under existing economic and operating conditions. The relative importance of the many pieces of geological and engineering data which should be evaluated when classifying reserves cannot be identified in advance. In certain instances, proved reserves may be assigned to reservoirs on the basis of a combination of electrical and other type logs and core analyses which indicate the reservoirs are analogous to similar reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test. (extracted from SAB-35)

        In determining whether "proved undeveloped reserves" encompass acreage on which fluid injection (or other improved recovery technique) is contemplated, is it appropriate to distinguish between (i) fluid injection used for pressure maintenance during the early life of a field and (ii) fluid injection used to effect secondary recovery when a field is in the late stages of depletion? ... The Office of Engineering believes that the distinction identified in the above question may be appropriate in a few limited circumstances, such as in the case of certain fields in the North Sea. The staff will review estimates of proved reserves attributable to fluid injection in the light of the strength of the evidence presented by the registrant in support of a contention that enhanced recovery will be achieved. (extracted from SAB-35)

        Companies should report reserves of natural gas liquids which are net to their leasehold interest, i.e., that portion recovered in a processing plant and allocated to the leasehold interest. It may be appropriate in the case of natural gas liquids not clearly attributable to leasehold interests ownership to follow instruction

(b) of Item 2(b)(3) of Regulation S-K and report such reserves separately and describe the nature of the ownership. (extracted from SAB-35)

        The staff believes that since coalbed methane gas can be recovered from coal in its natural and original location, it should be included in proved reserves, provided that it complies in all other respects with the definition of proved oil and gas reserves as specified in Rule 4-10(a)(2) including the requirement that methane production be economical at current prices, costs, (net of the tax credit) and existing operating conditions. (extracted from SAB-85)

        Statements in Staff Accounting Bulletins are not rules or interpretations of the Commission nor are they published as bearing the Commission's official approval; they represent interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant in administering the disclosure requirements of the Federal securities laws.

SUB-CATEGORIZATION OF DEVELOPED RESERVES (SPE/WPC DEFINITIONS)

        In accordance with guidelines adopted by the Society of Petroleum Engineers (SPE) and the World Petroleum Congress (WPC), developed reserves may be sub-categorized as producing or non-producing.

        Producing.    Reserves sub-categorized as producing are expected to be recovered from completion intervals which are open and producing at the time of the estimate. Improved recovery reserves are considered producing only after the improved recovery project is in operation.

        Non-Producing.    Reserves sub-categorized as non-producing include shut-in and behind pipe reserves. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells which were shut-in awaiting pipeline connections or as a result of a market interruption, or (3) wells not capable of production for mechanical reasons. Behind pipe reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future recompletion prior to the start of production.

PROSPECTUS

EDGE PETROLEUM CORPORATION

$390,000,000

SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS

        We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. Edge common stock is quoted on The Nasdaq National Market under the symbol "EPEX."

        You should carefully consider each of the risk factors described under "Risk Factors" beginning on page 4 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 1, 2005.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission using a "shelf" registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total initial offering price of up to $390,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

ABOUT EDGE PETROLEUM CORPORATION

        Edge Petroleum Corporation ("Edge") is an independent oil and natural gas company engaged in the exploration, development, acquisition and production of crude oil and natural gas properties in the United States. At year-end 2004, our net proved reserves were 89.1 Bcfe, comprised of 66.3 billion cubic feet of natural gas, 1.8 million barrels of natural gas liquids and 2.0 million barrels of crude oil and condensate. Natural gas and natural gas liquids accounted for approximately 86% of those proved reserves. Approximately 75% of total proved reserves were developed as of year-end 2004 and they were all located onshore, in the United States. Our principal executive offices are located at 1301 Travis, Suite 2000, Houston, Texas 77002, and our telephone number at that location is (713) 654-8960.

RISK FACTORS

        The following should be considered carefully with the information provided elsewhere in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference in reaching a decision regarding an investment in the securities.

Oil and gas drilling is a speculative activity and involves numerous risks and substantial and uncertain costs which could adversely affect us.

        Our growth will be materially dependent upon the success of our future drilling program. Drilling for oil and gas involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond our control, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs or crews and the delivery of equipment. Our future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on our future results of operations and financial condition. Our overall drilling success rate or our drilling success rate for activity within a particular geographic area may decline. We may ultimately not be able to lease or drill identified or budgeted prospects within our expected time frame, or at all. We may not be able to lease or drill a particular prospect because, in some cases, we identify a prospect or drilling location before seeking an option or lease rights in the prospect or location. Similarly, our drilling schedule may vary from our capital budget. The final determination with respect to the drilling of any scheduled or budgeted wells will be dependent on a number of factors, including:

  •
  the results of exploration efforts and the acquisition, review and analysis of the seismic data;

  •
  the availability of sufficient capital resources to us and the other participants for the drilling of the prospects;

  •
  the approval of the prospects by other participants after additional data has been compiled;

  •
  economic and industry conditions at the time of drilling, including prevailing and anticipated prices for oil and natural gas and the availability of drilling rigs and crews;

  •
  our financial resources and results; and

  •
  the availability of leases and permits on reasonable terms for the prospects.

        These projects may not be successfully developed and the wells, if drilled, may not encounter reservoirs of commercially productive oil or natural gas.

Oil and natural gas prices are highly volatile in general and low prices negatively affect our financial results.

        Our revenue, profitability, cash flow, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent upon prevailing prices of oil and natural gas. Our reserves are predominantly natural gas, therefore changes in natural gas prices may have a particularly large impact on our financial results. Lower oil and natural gas prices also may reduce the amount of oil and natural gas that we can produce economically. Historically, the markets for oil and natural gas have been volatile, and such markets are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. Declines in oil and natural gas prices may materially adversely affect our financial condition, liquidity, and ability to finance planned capital expenditures and results of operations.

        We have in the past and may in the future be required to write down the carrying value of our oil and natural gas properties when oil and natural gas prices are depressed or unusually volatile. Whether we will be required to take such a charge will depend on the prices for oil and natural gas at the end of any quarter and the effect of reserve additions or revisions and capital expenditures during such quarter. If a write down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities.

We have hedged and may continue to hedge a portion of our production, which may result in our making cash payments or prevent us from receiving the full benefit of increases in prices for oil and gas.

        In order to reduce our exposure to short-term fluctuations in the price of oil and natural gas, we periodically enter into hedging arrangements. Our hedging arrangements apply to only a portion of our production and provide only partial price protection against declines in oil and natural gas prices. Such hedging arrangements may expose us to risk of financial loss in certain circumstances, including instances where production is less than expected, our customers fail to purchase contracted quantities of oil or natural gas or a sudden, unexpected event materially impacts oil or natural gas prices. In addition, our hedging arrangements may limit the benefit to us of increases in the price of oil and natural gas.

We depend on successful exploration, development and acquisitions to maintain reserves and revenue in the future.

        In general, the volume of production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent we acquire properties containing proved reserves or conduct successful exploration and development activities, or both, our proved reserves will decline. Our future oil and natural gas production is, therefore, highly dependent upon our level of success in finding or acquiring additional reserves. In addition, we are dependent on finding partners for our exploratory activity. To the extent that others in the industry do not have the financial resources or choose not to participate in our exploration activities, we could be adversely affected.

We are subject to substantial operating risks that may adversely affect the results of our operations.

        The oil and natural gas business involves certain operating hazards such as well blowouts, mechanical failures, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks. We could suffer substantial losses as a result of any of these events. We are not fully insured against all risks incident to our business.

We cannot control the activities on properties we do not operate and are unable to ensure their proper operation and profitability.

        We do not operate all of the properties in which we have an interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator's breach of the applicable agreements or an operator's failure to act in ways that are in our best interest could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including the operator's

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  timing and amount of capital expenditures;

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  expertise and financial resources;

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  inclusion of other participants in drilling wells; and

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  use of technology.

The loss of key personnel could adversely affect us.

        We depend to a large extent on the services of certain key management personnel, including our executive officers and other key employees, the loss of any of which could have a material adverse effect on our operations. We do not maintain key-man life insurance with respect to any of our employees. We believe that our success is also dependent upon our ability to continue to employ and retain skilled technical personnel.

Our operations have significant capital requirements which, if not met, will hinder operations.

        We have experienced and expect to continue to experience substantial working capital needs due to our active exploration, development and acquisition programs. Additional financing may be required in the future to fund our growth. We may not be able to obtain such additional financing and financing under existing or new credit facilities may not be available in the future. In the event such capital resources are not available to us, our drilling and other activities may be curtailed.

Government regulation and liability for environmental matters may adversely affect our business and results of operations.

        Oil and natural gas operations are subject to various federal, state and local government regulations, which may be changed from time to time. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the development, production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations. In addition, we may be liable for environmental damages caused by previous owners of property we purchase or lease. As a result, we may incur substantial liabilities to third parties or governmental entities. We are also subject to changing and extensive tax laws, the effects of which cannot be predicted. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on us.

We may have difficulty managing any future growth and the related demands on our resources and may have difficulty in achieving future growth.

        We have experienced growth in the past through the expansion of our drilling program and, more recently, acquisitions. This expansion was curtailed in 1998 and 1999, but resumed in 2000 and increased in subsequent years. Further expansion is anticipated in 2005 both through increased drilling efforts and possible acquisitions. Any future growth may place a significant strain on our financial, technical, operational and administrative resources. Our ability to grow will depend upon a number of factors, including our ability to identify and acquire new exploratory prospects, our ability to develop existing prospects, our ability to continue to retain and attract skilled personnel, the results of our drilling program and acquisition efforts, hydrocarbon prices and access to capital. We may not be successful in achieving or managing growth and any such failure could have a material adverse effect on us.

We face strong competition from larger oil and natural gas companies.

        The oil and gas industry is highly competitive. We encounter competition from oil and natural gas companies in all areas of our operations, including the acquisition of exploratory prospects and productive oil and natural gas properties. Our competitors range in size from the major integrated oil and natural gas companies to numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of these competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than us. We may not be able to successfully conduct our operations, evaluate and select suitable properties, consummate transactions, and obtain technical, managerial and other professional personnel in this highly competitive environment. Specifically, these larger competitors may be able to pay more for exploratory prospects, productive oil and natural gas properties and competent personnel and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such competitors may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry.

The oil and natural gas reserve data included in or incorporated by reference in this document are estimates based on assumptions that may be inaccurate and existing economic and operating conditions that may differ from future economic and operating conditions.

        Reservoir engineering is a subjective and inexact process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner and is based upon assumptions that may vary considerably from actual results. Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material. The information regarding discounted future net cash flows included or incorporated by reference herein should not be considered as the current market value of the estimated oil and natural gas reserves attributable to our properties. As required by the Securities and Exchange Commission, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, increases or decreases in consumption, and changes in governmental regulations or taxation. In addition, the 10% discount factor, which is required by Financial Accounting Standards Board in Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Natural Gas Producing Activities" to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general.

Our credit facility has substantial operating restrictions and financial covenants and we may have difficulty obtaining additional credit which could adversely affect operations.

        Over the past few years, increases in commodity prices and increases in our proved reserve amounts and the resultant increase in estimated discounted future net revenue, has allowed us to increase our available borrowing amounts. In the future, commodity prices may decline, we may increase our borrowings or our borrowing base may be adjusted downward. Our credit facility is secured by a pledge of substantially all of our assets and has covenants that limit additional borrowings, sales of assets and the distributions of cash or properties and that prohibit the payment of dividends and the incurrence of liens. The revolving credit facility also requires that specified financial ratios be maintained. The restrictions of our credit facility and the difficulty in obtaining additional debt financing may have adverse consequences on our operations and financial results, including our ability to obtain financing for working capital, capital expenditures, our drilling program, purchases of new technology or other purposes. In addition, such financing may be on terms unfavorable to us and we may be required to use a substantial portion of our cash flow to make debt service payments, which will reduce the funds that would otherwise be available for operations and future business opportunities. Further, a substantial decrease in our operating cash flow or an increase in our expenses could make it difficult for us to meet debt service requirements and require us to modify operations and we may become more vulnerable to downturns in our business or the economy generally.

        Our ability to obtain and service indebtedness will depend on our future performance, including our ability to manage cash flow and working capital, which are in turn subject to a variety of factors beyond our control. Our business may not generate cash flow at or above anticipated levels or we may not be able to borrow funds in amounts sufficient to enable us to service indebtedness, make anticipated capital expenditures or finance our drilling program. If we are unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service our debt, we may be required to curtail portions of our drilling program, sell assets, reduce capital expenditures, refinance all or a portion of our existing debt or obtain additional financing. We may not be able to refinance our debt or obtain additional financing, particularly in view of current industry conditions, the restrictions on our ability to incur debt under our existing debt arrangements, and the fact that substantially all of our assets are currently pledged to secure obligations under our bank credit facility.

We may not have enough insurance to cover all of the risks we face.

        In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We do not carry business interruption insurance. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

Our acquisition program may be unsuccessful.

        Acquisitions have become increasingly important to our business strategy in recent years. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments, even when performed by experienced personnel, are necessarily inexact and their accuracy inherently uncertain. Our review of subject properties will not reveal all existing or potential problems, deficiencies and capabilities. We may not always perform inspections on every well, and may not be able to observe structural and environmental problems even when we undertake an inspection. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of such problems. Any acquisition of property interests by us may not be successful and, if unsuccessful, such failure may have an adverse effect on our future results of operations and financial condition.

Our reliance on third parties for gathering and distributing could curtail future exploration and production activities.

        The marketability of our production depends upon the proximity of our reserves to, and the capacity of, facilities and third party services, including oil and natural gas gathering systems, pipelines, trucking or terminal facilities, and processing facilities. The unavailability or lack of capacity of such services and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. A shut-in or delay or discontinuance could adversely affect our financial condition. In addition, federal and state regulation of oil and natural gas production and transportation affect our ability to produce and market our oil and natural gas on a profitable basis.

WHERE YOU CAN FIND MORE INFORMATION

        Edge files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You can read and copy these materials at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at l-800-SEC-0330. The SEC also maintains an Internet site that contains information Edge has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about Edge at the offices of The Nasdaq Stock Market which is located at 1735 K Street N.W., Washington, D.C. 20006.

        Our homepage on the Internet's World Wide Web is located at http://www.edgepet.com. Our annual reports on Form 10-K and our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

        This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Internet site.

        The SEC allows us to "incorporate by reference" the information Edge has filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that Edge files with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings Edge makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, unless otherwise provided therein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of this prospectus and until all the offered securities are sold. The documents we incorporate by reference are:

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  Our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 16, 2005, as amended by our Annual Report on Form 10-K/A, as filed with the SEC on April 20, 2005;

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  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as filed with the SEC on May 5, 2005;

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  Our Current Reports on Form 8-K as filed with the SEC on March 16, 2005 (excluding Item 2.02 and 9.01 furnished information), April 6, 2005, April 20, 2005 (excluding Item 2.02 and 9.01 furnished information), April 27, 2005 (excluding Item 2.02 and 9.01 furnished information), April 29, 2005, and May 4, 2005;

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  Our Current Report on Form 8-K as filed with the SEC on January 5, 2005, as amended by our Current Report on Form 8-K/A (Amendment No. 1), as filed with the SEC on January 21, 2005, as amended by our Current Report on Form 8-K/A (Amendment No. 2), as filed with the SEC on April 5, 2005;

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  The description of our common stock contained in Amendment No. 1 to our Registration Statement on Form 8-A as filed with the SEC on June 9, 2005, and as such Registration Statement may be amended from time to time for the purpose of updating, changing or modifying the description of our common stock.

        All filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement shall also be deemed to be incorporated by reference into this prospectus.

        You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning the Secretary of Edge, at our principal executive offices located at 1301 Travis, Suite 2000, Houston, Texas 77002; telephone number (713) 654-8960.

        You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

FORWARD-LOOKING INFORMATION

        This document and the documents incorporated by reference in this prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include the information concerning possible or assumed future results of operations of Edge, including statements about the following subjects:

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  business strategy

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  drilling plans (including scheduled and budgeted wells),

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  our 3-D project portfolio,

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  future general and administrative expenses on a per unit of production basis,

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  future growth and expansion,

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  future exploration,

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  future seismic data (including timing and results),

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  expansion of operation,

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  future capital expenditures (or funding thereof) and working capital,

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  sufficiency of future working capital,

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  borrowings and capital resources and liquidity,

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  projected rates of return,

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  retained earnings and dividend policies,

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  projected cash flows from operations,

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  future commodity price environment,

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  expectation or timing of reaching payout,

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  outcome, effects or timing of any legal proceedings or contingencies,

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  the number, timing or results of any wells,

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  future production, reserves and rate of reserve growth,

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  future acquisition of leases, lease options or other land rights,

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  management of our asset base,

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  additional reserves and reserve increases,

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  enhancement of visualization and interpretation strengths,

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  expansion and improvement of capabilities,

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  future compensation programs,

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  new focus on core areas,

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  new prospects and drilling locations,

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  new alliances,

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  impact of any change in accounting policies on our financial statements,

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  benefits, effects or results of the merger with Miller Exploration Company,

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  benefits, effects or results of our acquisition of oil and natural gas properties located in south Texas from Contango Oil & Gas Company ("Contango"), and

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  any other statements regarding future operations, financial results, opportunities, growth, business plans and strategy and other statements that are not historical facts.

        Forward-looking statements in this prospectus or in the documents incorporated by reference in this prospectus are identifiable by use of the following words and other similar expressions, among others:

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  "anticipate,"

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  "believe,"

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  "budgeted,"

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  "could,"

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  "estimate,"

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  "expect,"

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  "forecast,"

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  "intend,"

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  "may,"

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  "might,"

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  "plan,"

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  "potential,"

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  "predict,"

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  "project,"

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  "should," and

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  "try."

        The following factors could affect the future results of our operations, and could cause those results to differ materially from those expressed in the forward-looking statements included in this document or incorporated by reference:

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  drilling plans (including scheduled and budgeted wells);

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  the number, timing or results of any wells;

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  volatility and declines in oil and natural gas prices;

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  changes in wells operated and in reserves;

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  future growth and expansion;

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  future exploration;

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  future seismic data (including timing and results);

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  ability to generate additional prospects;

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  integration of new technologies into operations;

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  future capital expenditures (or funding thereof) and working capital;

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  borrowings and capital resources and liquidity;

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  changes in strategy and business discipline;

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  future tax matters;

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  outcome, effects or timing of legal proceedings;

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  any loss of key personnel;

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  attraction of new members to our technical team;

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  the plans for timing, interpretation and results of new or existing seismic surveys or seismic data;

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  geopolitical events effecting oil and natural gas prices; and

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  the effect of litigation and contingencies

        The above factors are in addition to those factors discussed in this prospectus under "Risk Factors" and in the documents that we include in or incorporate by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and our subsequent SEC filings. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

USE OF PROCEEDS

        Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents the historical ratio of earnings to fixed charges of Edge for the three months ended March 31, 2005 and for each of the years in the five-year period ended December 31, 2004. Edge had no preferred stock outstanding for any period presented, and accordingly its ratio of earnings to combined fixed charges and preferred stock dividends is the same as its ratio of earnings to fixed charges.

	Three Months Ended		Year Ended December 31,
	March 31, 2005		2004		2003		2002		2001		2000
Ratio of Earnings to Fixed Charges	24.4	x	18.2	x	7.8	x	1.6	x	18.5	x	10.0	x

        For purposes of this table, "earnings" consist of income before income taxes, extraordinary items and cumulative effect of accounting changes, plus fixed charges (excluding capitalized interest, but including amortization of amounts previously capitalized). "Fixed charges" consist of interest (including capitalized interest) on all debt, amortization of debt discounts and expenses incurred on issuance, and an estimate of the interest within rental expense.

DESCRIPTION OF THE DEBT SECURITIES

        The debt securities of Edge covered by this prospectus will be Edge's general unsecured obligations. Edge will issue senior debt securities on a senior unsecured basis under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a senior indenture. Edge will issue subordinated debt securities under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a subordinated indenture. We refer to the senior indentures and the subordinated indentures collectively as the indentures. The indentures will be substantially identical, except for provisions relating to subordination. The senior debt securities will constitute senior debt and will rank equally with all of Edge's unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, the senior debt of Edge (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or junior to Edge's other subordinated debt that may be outstanding from time to time.

        We have summarized material provisions of the indentures and the debt securities below. This summary is not complete. We have filed the form of senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you.

        In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to Edge mean Edge Petroleum Corporation only.

Provisions Applicable to Each Indenture

        General.    The indentures do not limit the amount of debt securities that may be issued under that indenture, and do not limit the amount of other unsecured debt or securities that Edge may issue. Edge may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series.

        Edge conducts substantially all of its operations through subsidiaries, and those subsidiaries generate substantially all its operating income and cash flow. As a result, distributions or advances from those subsidiaries are the principal source of funds necessary to meet the debt service obligations of Edge. Contractual provisions or laws, as well as the subsidiaries' financial condition and operating requirements, may limit the ability of Edge to obtain cash from its subsidiaries that it requires to pay its debt service obligations, including any payments required to be made under the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors of the subsidiaries of Edge on their assets and earnings.

        The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event Edge participates in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders the right to require Edge to repurchase their securities in the event of a decline in Edge's credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

        Terms.    The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

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  whether the debt securities will be senior or subordinated debt securities;

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  the title of the debt securities;

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  the total principal amount of the debt securities;

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  whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

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  the date or dates on which the principal of and any premium on the debt securities will be payable;

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  any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

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  any right to extend or defer the interest payment periods and the duration of the extension;

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  whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

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  the place or places where payments on the debt securities will be payable;

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  any provisions for optional redemption or early repayment;

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  any sinking fund or other provisions that would require the redemption, purchase or repayment of debt securities;

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  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

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  whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

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  the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

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  any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

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  any changes or additions to the events of default or covenants described in this prospectus;

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  any restrictions or other provisions relating to the transfer or exchange of debt securities;

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  any terms for the conversion or exchange of the debt securities for other securities of Edge or any other entity;

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  with respect to any subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

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  any other terms of the debt securities not prohibited by the applicable indenture.

        Edge may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If Edge sells these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

        If Edge sells any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

        Consolidation, Merger and Sale of Assets.    The indentures generally permit a consolidation or merger between Edge and another entity. They also permit Edge to sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets. Edge has agreed, however, that it will not consolidate with or merge into any entity or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any entity unless:

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  immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

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  if it is not the continuing entity, the resulting entity or transferee is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the debt securities and the performance of its covenants and obligations under the indenture and the debt securities.

        Upon any such consolidation or merger in which Edge is not the continuing entity or any such asset sale, lease, conveyance, transfer or disposition involving Edge, the resulting entity or transferee will be substituted for Edge under the applicable indenture and debt securities. In the case of an asset sale, conveyance, transfer or disposition other than a lease, Edge will be released from the applicable indenture.

        Events of Default.    Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

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  failure to pay interest when due on that series of debt securities for 30 days;

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  failure to pay principal of or any premium on that series of debt securities when due;

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  failure to make any sinking fund payment when required for that series for 30 days;

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  failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of one or more other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

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  specified events involving bankruptcy, insolvency or reorganization of Edge; and

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  any other event of default provided for that series of debt securities.

        A default under one series of debt securities will not necessarily be a default under another series. The indentures provide that the trustee generally must mail notice of a default or event of default of which it has actual knowledge to the registered holders of the applicable debt securities within 90 days of occurrence. However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

        If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.

        A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

  •
  the holder gives the trustee written notice of a continuing event of default for that series;

  •
  the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

  •
  the holders offer to the trustee indemnity satisfactory to the trustee;

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  the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

  •
  during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

        This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

        In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

  •
  with respect to debt securities of a series, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising as a result of specified events of default; or

  •
  with respect to all debt securities issued under the applicable indenture that are affected, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising other than as a result of such specified events of default.

        The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures, is unduly prejudicial to the rights of other holders of the debt securities, or would involve the trustee in personal liability. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

        The indentures require Edge to file each year with the trustee a written statement as to its compliance with the covenants contained in the applicable indenture.

        Modification and Waiver.    Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debt security issued under the indenture and affected, however, no modification to that indenture may:

  •
  reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the rate of or change the time for payment of interest on the debt security;

  •
  reduce the principal of the debt security or change its stated maturity;

  •
  reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

  •
  change any obligation to pay additional amounts on the debt security;

  •
  make payments on the debt security payable in currency other than as originally stated in the debt security;

  •
  impair the holder's right to institute suit for the enforcement of any payment on the debt security;

  •
  make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

  •
  with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

  •
  waive a continuing default or event of default regarding any payment on the debt securities.

        Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to provide for the assumption of the obligations under the indenture of Edge by a successor upon any merger or consolidation or asset sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

  •
  to provide any security for, any guarantees of or any additional obligors on any series of debt securities;

  •
  to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

  •
  to add covenants that would benefit the holders of any debt securities or to surrender any rights Edge has under the indenture;

  •
  to add events of default with respect to any debt securities;

  •
  to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; and

  •
  to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

        The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

        Defeasance.    When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at Edge's option, either of the following will occur:

  •
  Edge will be discharged from its obligations with respect to the debt securities of that series ("legal defeasance"); or

  •
  Edge will no longer have any obligation to comply with the consolidation, merger and sale of assets covenant and other specified covenants relating to the debt securities of that series, and the related events of default will no longer apply ("covenant defeasance").

        If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the obligation of Edge to pay principal, premium and interest on the debt securities will also survive.

        Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

        Governing Law.    New York law will govern the indentures and the debt securities.

        Trustee.    If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person's own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

        Each indenture contains limitations on the right of the trustee, if it becomes a creditor of Edge to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with Edge. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

        Form, Exchange, Registration and Transfer.    The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent Edge designates. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

        The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents Edge initially designates, Edge may at any time rescind that designation or approve a change in the location through which any transfer agent acts. Edge is required to maintain an office or agency for transfers and exchanges in each place of payment. Edge may at any time designate additional transfer agents for any series of debt securities.

        In the case of any redemption, Edge will not be required to register the transfer or exchange of:

  •
  any debt security during a period beginning 15 business days prior to the mailing of any notice of redemption or mandatory offer to repurchase and ending on the close of business on the day of mailing of such notice; or

  •
  any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

        Payment and Paying Agent.    Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At Edge's option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

        Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. Edge may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date. For these purposes, unless we inform you otherwise in a prospectus supplement, a "business day" is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York; Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

        Notices.    Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

        Replacement of Debt Securities.    Edge will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to Edge and the trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and Edge may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

        Book-Entry Debt Securities.    The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Subordinated Debt Securities

        Subordination.    Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt, as described below. Unless we inform you otherwise in the prospectus supplement, Edge may not make any payment of principal of or any premium or interest on the subordinated debt securities if it fails to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

        The subordination does not affect Edge's obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

        The subordinated indenture does not limit the amount of Senior Debt that Edge may incur. As a result of the subordination of the subordinated debt securities, if Edge becomes insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

        Unless we inform you otherwise in a prospectus supplement, "Senior Debt" will mean all debt, including guarantees, of Edge, unless the debt states that it is not senior to the subordinated debt securities or other junior debt of Edge. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under a subordinated indenture.

DESCRIPTION OF CAPITAL STOCK

        The following description of Edge's common stock, preferred stock, certificate of incorporation and bylaws is a summary only and is subject to the complete text of Edge's certificate of incorporation and bylaws, which we have filed as exhibits to the registration statement. You should read those documents for provisions that may be important to you.

        Edge is authorized to issue 60 million shares of common stock, par value $0.01 per share, and five million shares of preferred stock, par value $0.01 per share. As of June 24, 2005, there were 17,127,837 shares of Edge common stock outstanding and no shares of Edge preferred stock outstanding.

Common Stock

        The holders of the common stock have ordinary voting rights for the election of directors and for other corporate matters. Each share is entitled to one vote. Holders of common stock do not have cumulative voting rights. As a result, the holders of a majority of the shares voting for the election of directors can elect all the directors of Edge if they choose to do so. The holders of the common stock have no preemptive, conversion or redemptive rights, and are not entitled to the benefits of any sinking fund. The common stock is not assessable. The holders of common stock are entitled to the dividends that may be declared from time to time by Edge's board of directors out of funds legally available for dividends.

        Edge Petroleum Corporation common stock is quoted on The Nasdaq National Market under the symbol "EPEX." The transfer agent for the common stock is Computershare Trust Company, Inc.

Preferred Stock

        Edge's board of directors has the authority, without stockholder approval, to issue up to five million shares of preferred stock in one or more series, and to determine the number of shares, powers, designations, preferences, voting powers, dividend rights, liquidation preferences or conversion or exchange rights, redemption provisions, sinking fund provisions and other terms of any such series.

        The prospectus supplement relating to any series of preferred stock Edge is offering will include specific terms relating to the offering and the name of any transfer agent for that series. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

  •
  the title of the preferred stock;

  •
  the maximum number of shares of the series;

  •
  the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

  •
  any liquidation preference;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

  •
  any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

  •
  any voting rights; and

  •
  any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

        The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used by an incumbent board of directors to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction. Alternatively, such an issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. The issuance of preferred stock could adversely affect the voting power of the common stockholders. It could also affect the likelihood that holders of the common stock will receive dividend payments and payments upon liquidation. Although the board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of the stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which Edge securities are traded.

Provisions of Delaware Law and Edge's Charter and Bylaws

  Limitation of Liability of Directors

        Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. Edge's certificate of incorporation limits the liability of its directors to Edge or its stockholders to the fullest extent permitted by Delaware law. Specifically, Edge's directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to Edge or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware (the "DGCL"); or

  •
  for any transaction from which the director derived an improper personal benefit.

        This provision in the certificate of incorporation limiting the liability of directors may reduce the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Edge and its stockholders. Edge's bylaws provide indemnification to its officers and directors, and Edge has entered into agreements with each of its directors providing for indemnification.

  No Stockholder Action by Written Consent; Special Meetings of Stockholders; Advance Notice Provisions

        Edge's certificate of incorporation provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Edge's bylaws provide that special meetings of the stockholders can be called only by the chairman of the board, the president or a majority of the board of directors. Edge's bylaws also require written notice to be delivered to the Secretary of Edge by a stockholder:

  •
  in the event of business to be brought by a stockholder before an annual meeting, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of Edge (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and

  •
  in the event of nominations of persons for election to the board of directors by any stockholder,

  •
  with respect to an election to be held at the annual meeting of stockholders, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of Edge (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and

  •
  with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs.

        Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in Edge's bylaws. Edge's bylaws also provide for certain procedures to be followed by stockholders in nominating persons for election to the board of directors of Edge. These procedures may limit the ability of stockholders to nominate candidates for director and bring other business before a stockholder's meeting, including the consideration of any transaction that could result in a change of control and that might result in a premium to Edge's stockholders.

  Staggered Board of Directors; Number and Removal of Directors

        Edge's certificate of incorporation provides that the board of directors consist of three classes of directors serving for staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders' meeting following the date the acquiror obtains the controlling interest.

        Edge's certificate of incorporation provides that the number of directors will be no greater than 12 and no less than three. The certificate of incorporation further provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provisions of the certificate of incorporation authorizing the board of directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees. Edge's bylaws also provide that the board of directors will include at least a majority of directors who are not employees. In addition, the bylaws provide that Edge's compensation committee consist solely of members who are not employees and the audit committee include at least a majority of members who are not employees.

  Delaware Anti-Takeover Law

        Section 203 of the DGCL applies to Edge. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a Delaware corporation for three years following the date that person became an interested stockholder unless one of the following applies:

  •
  before such person became an interested stockholder, the board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  •
  upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  •
  following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

        The restrictions also do not apply to certain business combinations if both of the following conditions are satisfied:

  •
  the business combination is proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who either:

  •
  had not been an interested stockholder during the previous three years; or

  •
  became an interested stockholder with the approval of a majority of the corporation's directors; and

  •
  the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

        Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period.

DESCRIPTION OF WARRANTS

        Edge may issue warrants to purchase any combination of debt securities, common stock, preferred stock, rights or other securities of Edge or any other entity. Edge may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. Edge will issue warrants under one or more warrant agreements between it and a warrant agent that we will name in the prospectus supplement.

        The prospectus supplement relating to any warrants Edge is offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

  •
  the title of the warrants;

  •
  the aggregate number of warrants offered;

  •
  the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

  •
  the exercise price of the warrants;

  •
  the dates or periods during which the warrants are exercisable;

  •
  the designation and terms of any securities with which the warrants are issued;

  •
  if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

  •
  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

  •
  any minimum or maximum amount of warrants that may be exercised at any one time; and

  •
  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

PLAN OF DISTRIBUTION

        We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement will include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the purchase price of the securities from us and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

  •
  the net proceeds to us from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •
  the initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

Sale Through Underwriters or Dealers

        If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

        If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

        We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

        The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

LEGAL MATTERS

        The validity of the offered securities and other matters in connection with any offering of the securities will be passed upon for us by Baker Botts L.L.P., Houston, Texas, our outside counsel. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel.

EXPERTS

        The consolidated financial statements of Edge Petroleum Corporation as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated by reference herein have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing. The audit report on management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, expresses an opinion that Edge did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness in a spreadsheet application, which was designed to eliminate intercompany balances in consolidation.

        The statements of revenues and direct operating expenses of the oil and gas properties purchased from Contango Oil & Gas Company ("Contango") on December 29, 2004 for each of the three years in the period ended December 31, 2003 incorporated by reference in this prospectus have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

        Certain information with respect to our oil and gas reserves derived from the reports of Ryder Scott Company, L.P., independent consulting petroleum engineers, has been included and incorporated by reference herein upon the authority of said firm as experts with respect to the matters covered in such report and in giving such report.

        Certain information with respect to the oil and gas reserves of the Contango properties derived from the reports of W.D. Von Gonten & Co., independent consulting petroleum engineers, has been included and incorporated by reference herein upon the authority of said firm as experts with respect to the matters covered in such report and in giving such report.

9,200,000 Shares

Edge Petroleum Corporation

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

RAYMOND JAMES    JPMORGAN

Johnson Rice & Company L.L.C.    SunTrust Robinson Humphrey

BMO Capital Markets

                        , 2007